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Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-235793

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per security(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)

Senior Unsecured Notes due 2021	$56,000,000	100%	$56,000,000	$7,268.80

Warrants to purchase shares of common stock, par value $0.01 per share(4)	20,000,000 warrants	$1.542	$30,840,000	$—

Common stock, par value $0.01 per share	206,666,667 shares(5)	—	$30,840,000	$4,003.03

Total				$11,271.83

(1)
The securities that may be offered pursuant to the registration statement on Form S-3ASR (File No. 333-235793) of Tellurian Inc. ("Tellurian") filed with the Securities and Exchange Commission (the "SEC") on January 3, 2020, as amended by the post-effective amendment filed on April 28, 2020 (as amended, the "Tellurian Form S-3"), include, pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Securities Act"), such additional number of securities as may become issuable as a result of any stock split, stock dividend or similar event.

(2)
Payment of the registration fee at the time of filing of the Tellurian Form S-3 was deferred pursuant to Rules 456(b) and 457(r) under the Securities Act. This "Calculation of Registration Fee" table shall be deemed to update the "Calculation of Registration Fee" table in the Tellurian Form S-3.

(3)
These filing fees are calculated and being paid pursuant to Rule 457(r) under the Securities Act and relate to the Tellurian Form S-3.

(4)
Applicable SEC guidance provides that in connection with the simultaneous registration of warrants and the common stock underlying the warrants, (i) the proposed maximum offering price per security and proposed maximum aggregate offering price are calculated based on the proposed offering price of the warrant plus any additional exercise consideration and (ii) the entire fee is allocated to the common stock. Reflected herein is the aggregate exercise consideration pertaining to the warrants to purchase 20,000,000 shares of Tellurian common stock at an exercise price of $1.542 per share. The proposed offering price of the warrants to purchase shares of Tellurian common stock is embedded in the proposed maximum offering price or face amount of the Senior Unsecured Notes due 2021.

(5)
Represents (i) the maximum number of shares of Tellurian common stock that may be issuable upon conversion of the Senior Unsecured Notes due 2021 registered hereby (186,666,667 shares) plus (ii) 20,000,000 shares of Tellurian common stock that are issuable upon the exercise of the warrants to purchase shares of Tellurian common stock. Pursuant to Rule 457(i) under the Securities Act, there is no filing fee payable with respect to the shares of Tellurian common stock that may be issuable upon conversion of the Senior Unsecured Notes due 2021 because no additional consideration will be received in connection with any conversion.

PROSPECTUS SUPPLEMENT
(to Prospectus dated April 28, 2020)

Tellurian Inc.

$56,000,000 Face Amount Senior Unsecured Notes Due 2021 and Shares of
Common Stock Issuable upon Conversion of the Notes
Warrants to Purchase up to 20,000,000 Shares of Common Stock and Shares
of Common Stock Issuable upon Exercise of the Warrants

        We are offering (i) $56,000,000 face amount senior unsecured notes (the "Notes") to be issued pursuant to an indenture and (ii) warrants to purchase up to 20,000,000 shares of our common stock, subject to certain adjustments set forth in the warrants (the "Warrants," and together with the Notes, the "Securities"). The Notes provide that if an event of default occurs, amounts due under the Notes are convertible into shares of our common stock. The Notes will mature on June 1, 2021 and are being sold at a purchase price of $50,000,000, or approximately 89.3% of their face amount. The interest rate under the Notes is 0%, which interest rate would increase upon the existence of an event of default. The Warrants will be exercisable at an exercise price of $1.542 per share, subject to certain adjustments set forth in the Warrants. We will not make application to list the Notes or the Warrants on any securities exchange or to include either of them in any automated quotation system. We are also offering pursuant to this prospectus supplement the shares of common stock issuable upon conversion of the Notes and upon exercise of the Warrants.

        We have engaged Roth Capital Partners, LLC, or the placement agent, to act as our placement agent for this offering. We have agreed to pay the placement agent a cash fee equal to 4.50% of the aggregate proceeds of this offering. In addition, we have agreed to reimburse the placement agent for certain of its expenses. We estimate that the total expenses of this offering, excluding the placement agent fee, will be approximately $450,000. The proceeds to us before placement agent fees and offering expenses will be approximately $50,000,000.

        Our common stock is listed on the Nasdaq Capital Market under the symbol "TELL." The last reported sale price of our common stock on the Nasdaq Capital Market on April 27, 2020 was $1.57 per share.

        Delivery of the Securities offered hereby is expected to be made on or about April 28, 2020, subject to satisfaction of customary closing conditions.

        Investing in our securities involves risks. See "Risk Factors" beginning on page S-10 of this prospectus supplement and in the documents we incorporate by reference into this prospectus supplement to read about important facts you should consider before buying our securities.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Roth Capital Partners

Prospectus Supplement dated April 28, 2020

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This prospectus supplement and the accompanying base prospectus are part of a registration statement that we filed with the Securities and Exchange (the "SEC") using a "shelf" registration process. We provide information to you about this offering in two separate documents that are bound together: (1) this prospectus supplement, which describes the specific details regarding this offering and (2) the accompanying base prospectus, which provides general information regarding us, our securities, and other information, some of which may not apply to this offering. If information in this prospectus supplement is inconsistent with the accompanying base prospectus, you should rely on this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in a document incorporated by reference in this prospectus supplement having a later date, the statement in the document having the later date modifies or supersedes the earlier statement as our business, financial condition, results of operations and prospects may have changed since the earlier date.

        You should read this prospectus supplement, together with the accompanying base prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying base prospectus and any free writing prospectus that we have authorized for use in connection with this offering before making an investment decision. You should also read and consider the information in the documents referred to in the sections of this prospectus supplement and the accompanying base prospectus entitled "Where You Can Find More Information" and "Incorporation of Certain Information by Reference."

        We have not, and the placement agent has not, authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus supplement, in the accompanying base prospectus or in any free writing prospectus that we have authorized for use in connection with this offering. We and the placement agent take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

        We are not, and the placement agent is not, making an offer to sell nor a solicitation of an offer to buy our securities in any jurisdiction in which an offer or solicitation is not permitted or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

        The information appearing in this prospectus supplement, the accompanying base prospectus, the documents incorporated by reference in this prospectus supplement, and in any free writing prospectus that we have authorized for use in connection with this offering is accurate only as of its respective date, regardless of the time of delivery of the respective document or of any sale of securities covered by this prospectus supplement. You should not assume that the information contained in or incorporated by reference in this prospectus supplement, in the accompanying base prospectus or in any free writing prospectus that we have authorized for use in connection with this offering, is accurate as of any date other than the respective dates thereof.

        Unless otherwise stated, information in this prospectus supplement assumes that no pre-emptive rights will be exercised to purchase our securities.

        In this prospectus supplement, references to "Tellurian," the "Company," "we," "us" or "our" refer to Tellurian Inc. and its subsidiaries, unless the context suggests otherwise.

 CAUTIONARY INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

        The information in this prospectus supplement, including information in documents incorporated by reference in this prospectus supplement, includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements, other than statements of historical facts, that address activities, events, or developments with respect to our consolidated financial condition, results of operations, or economic performance that we expect, believe, or anticipate will or may occur in the future, or that address plans and objectives of management for future operations, are forward-looking statements. The words "anticipate," "assume," "believe," "budget," "estimate," "expect," "forecast," "initial," "intend," "may," "plan," "potential," "project," "proposed," "should," "will," "would" and similar expressions are intended to identify forward-looking statements. These forward-looking statements relate to, among other things:

  •
  our businesses and prospects and our overall strategy;

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  planned or estimated capital expenditures;

  •
  availability of liquidity and capital resources;

  •
  our ability to obtain additional financing as needed and the terms of financing transactions, including at Driftwood Holdings LP;

  •
  revenues and expenses;

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  progress in developing our projects and the timing of that progress;

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  future values of our projects or other interests, operations or rights; and

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  government regulations, including our ability to obtain, and the timing of, necessary governmental permits and approvals.

        Our forward-looking statements are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions, expected future developments, and other factors that we believe are appropriate under the circumstances. These statements are subject to a number of known and unknown risks and uncertainties, which may cause our actual results and performance to be materially different from any future results or performance expressed or implied by the forward-looking statements. These risks and uncertainties are described in the "Risk Factors" sections of this prospectus supplement and our filings with the SEC incorporated by reference in this prospectus supplement and include such factors as:

  •
  the uncertain nature of demand for and price of natural gas and liquefied natural gas ("LNG");

  •
  risks related to shortages of LNG vessels worldwide;

  •
  technological innovation which may render our anticipated competitive advantage obsolete;

  •
  risks related to a terrorist or military incident involving an LNG carrier;

  •
  changes in legislation and regulations relating to the LNG industry, including environmental laws and regulations that impose significant compliance costs and liabilities;

  •
  governmental interventions in the LNG industry, including increases in barriers to international trade;

  •
  uncertainties regarding our ability to maintain sufficient liquidity and attract sufficient capital resources to implement our projects;

  •
  our limited operating history;

  •
  our ability to attract and retain key personnel;

  •
  risks related to doing business in, and having counterparties in, foreign countries;

  •
  our reliance on the skill and expertise of third-party service providers;

  •
  the ability of our vendors to meet their contractual obligations;

  •
  risks and uncertainties inherent in management estimates of future operating results and cash flows;

  •
  our ability to maintain compliance with our debt arrangements and other agreements;

  •
  the potential discontinuation of the London Inter-Bank Offered Rate (LIBOR);

  •
  changes in competitive factors, including the development or expansion of LNG, pipeline and other projects that are competitive with ours;

  •
  development risks, operational hazards and regulatory approvals;

  •
  our ability to enter into and consummate planned financing and other transactions;

  •
  risks related to pandemics or disease outbreaks; and

  •
  risks and uncertainties associated with litigation matters.

        The forward-looking statements in this prospectus supplement speak as of the date hereof. Although we may from time to time voluntarily update our prior forward-looking statements, we disclaim any commitment to do so except as required by securities laws.

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights certain information contained elsewhere in this prospectus supplement, the accompanying base prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. You should read this entire prospectus supplement, the accompanying base prospectus and any related free writing prospectus carefully, including the information referred to in the section entitled "Risk Factors" beginning on page S-10 of this prospectus supplement, as well as the other documents that we incorporate by reference into this prospectus supplement and the accompanying base prospectus, including our financial statements and the exhibits to the registration statement of which this prospectus supplement and the accompanying base prospectus is a part.

Our Business

        We intend to create value for shareholders by building a low-cost, global natural gas business, profitably delivering natural gas to customers worldwide (the "Business"). We are developing a portfolio of natural gas production, LNG marketing, and infrastructure assets that includes an LNG terminal facility (the "Driftwood terminal") and three related pipelines (the "Pipeline Network"). We refer to the Driftwood terminal, the Pipeline Network and certain natural gas production assets collectively as the "Driftwood Project." We currently estimate the total cost of the Driftwood Project to be approximately $28.9 billion, including owners' costs, transaction costs and contingencies but excluding interest costs incurred during construction of the Driftwood terminal and other financing costs. Our Business may be developed in phases.

        The proposed Driftwood terminal will have a liquefaction capacity of approximately 27.6 million tonnes per annum and will be situated on approximately 1,000 acres in Calcasieu Parish, Louisiana. The proposed Driftwood terminal will include up to 20 liquefaction trains, three full containment LNG storage tanks and three marine berths. We have entered into four lump sum turnkey engineering, procurement and construction agreements totaling $15.5 billion with Bechtel Oil, Gas and Chemicals, Inc. for construction of the Driftwood terminal.

        The proposed Pipeline Network is currently expected to consist of three pipelines, the Driftwood pipeline, the Haynesville Global Access Pipeline and the Permian Global Access Pipeline. The Driftwood pipeline will be a 96-mile large diameter pipeline that will interconnect with 14 existing interstate pipelines throughout southwest Louisiana to secure adequate natural gas feedstock for the Driftwood terminal. The Driftwood pipeline will be comprised of 48-inch, 42-inch and 36-inch diameter pipeline segments and three compressor stations totaling approximately 274,000 horsepower, all as necessary to provide approximately 4 billion cubic feet per day ("Bcf/d") of average daily natural gas transportation service. We estimate construction costs for the Driftwood pipeline of up to approximately $2.3 billion before owners' costs, financing costs and contingencies.

        The Haynesville Global Access Pipeline is expected to run approximately 200 miles from northern to southwest Louisiana. The Permian Global Access Pipeline is expected to run approximately 625 miles from west Texas to southwest Louisiana. Each of these pipelines is expected to have a diameter of 42 inches and be capable of delivering approximately 2 Bcf/d of natural gas. We currently estimate that construction costs will be approximately $1.4 billion for the Haynesville Global Access Pipeline and approximately $4.2 billion for the Permian Global Access Pipeline, in each case before owners' costs, financing costs and contingencies. We are also considering the potential development of a fourth pipeline, the Delhi Connector Pipeline, which would run approximately 180 miles from Perryville/Delhi in northeast Louisiana to Lake Charles, Louisiana.

        Our upstream properties, acquired in a series of transactions during 2017 and 2018, consist of 10,260 net acres and 67 producing wells (21 operated) located in the Haynesville Shale trend of northern Louisiana.

        In connection with the implementation of our Business, we are offering limited partnership interests in a subsidiary, Driftwood Holdings LP ("Driftwood Holdings"), which will own the Driftwood Project. Partners will contribute cash in exchange for equity in Driftwood Holdings and will receive LNG volumes at the cost of production, including the cost of debt, for the life of the Driftwood terminal. We plan to retain a portion of the ownership in Driftwood Holdings and have engaged Goldman Sachs & Co. and Société Générale to serve as financial advisors for Driftwood Holdings. We also continue to develop our LNG marketing activities.

Recent Developments

        On April 28, 2020, Driftwood Holdings entered into an amendment (the "Amendment") to the Credit and Guaranty Agreement (as amended, the "Credit Agreement"), dated as of May 23, 2019, providing for senior secured term loans (collectively, the "Loans") by and among Driftwood Holdings, as the borrower, the guarantors party thereto, Wilmington Trust, National Association, as the administrative agent, Wilmington Trust, National Association, as the collateral agent, and the lenders from time to time party thereto. Pursuant to the Amendment, among other things, (i) the Credit Agreement will be amended to (A) permit the incurrence of certain debt, including the Notes, (B) permit certain potential restricted payments pursuant to the Warrants, the Lender Warrant (as defined below) and the Existing Warrant (as defined below), (C) amend the events of default under the Credit Agreement to add certain events of default under the Note and to add a cross-acceleration event of default and (D) include certain restrictions on amendments or modifications to the Note, as well as limit the ability of the Company to exchange the Note or any portion thereof for common stock of the Company without making an equivalent offer to the lenders in respect of the Loans under the Credit Agreement, (ii) as a prepayment of $15.0 million of principal amount of the Loans, the Company will (A) issue 9,348,706 shares of common stock to the lender and (B) issue a warrant to the lender that will be exercisable for 4,674,353 shares of common stock at an exercise price of $1.542 (and will otherwise have terms similar to the Warrants offered hereby (the "Lender Warrant"), except that the number of shares issuable upon exercise will decrease to the extent amounts outstanding under the Credit Agreement are further decreased), (iii) the Company will further prepay outstanding principal amounts of the Loans with a cash payment of $1.75 million on the effective date of the Amendment and with a cash payment of $350,000 within 30 days of the effective date of the Amendment and (iv) the terms of the lender's warrant issued on March 23, 2020 and described in our Current Report on Form 8-K filed on that date will be amended and restated to include certain liquidated damages provisions.

        As of March 31, 2020, pro forma for the receipt of proceeds from the Offering, our unaudited capital resources consisted of approximately $100.7 million of cash and cash equivalents on a consolidated basis, of which approximately $35.1 million was maintained at a wholly owned subsidiary of Tellurian Production Holdings LLC.

Our Company

        The Company was founded in 1957 and incorporated in Delaware in 1967 as Magellan Petroleum Corporation. We changed our corporate name to Tellurian Inc. shortly after completing a merger transaction with Tellurian Investments Inc., a Delaware corporation, in February 2017. Our common stock has been trading on the Nasdaq Stock Market since 1972. It currently trades under the ticker symbol "TELL."

        Our principal executive offices are located at 1201 Louisiana Street, Suite 3100, Houston, Texas 77002, and our telephone number is (832) 962-4000. We maintain a website at http://www.tellurianinc.com. The information contained in, or that can be accessed through, our website is not part of this prospectus supplement.

 THE OFFERING

        The following is a brief summary of some of the terms of the offering and is qualified in its entirety by reference to the more detailed information appearing elsewhere in this prospectus supplement and the accompanying base prospectus.

The Notes
Issuer:	Tellurian Inc.
Senior Unsecured Notes Offered by Us:	We are offering a senior unsecured notes with a face amount of $56,000,000 to be issued pursuant to an indenture.
Ranking:	The Notes shall be senior unsecured obligations of the Issuer.
Purchase Price:	We are selling the Notes at a purchase price of $50,000,000, or approximately 89.3% of their face amount.
Interest Rate:	The interest rate under the Notes is 0%, which interest rate would increase upon the existence of an event of default.
Maturity Date:	June 1, 2021
Amortization:

The first day of every month, beginning on June 1, 2020, through maturity of the Notes will be an "Amortization Date." A portion of the face amount of the Notes (an "Amortization Payment") must be redeemed on each Amortization Date as follows: (A) with respect to the Amortization Date on June 1, 2020, three million five hundred thousand dollars ($3,500,000), (B) with respect to Amortization Dates after June 1, 2020 up to and including October 1, 2020, five million dollars ($5,000,000) each, (C) with respect to the Amortization Date on November 1, 2020, four million five hundred thousand dollars ($4,500,000) and (D) with respect to Amortization Dates after November 1, 2020 up to and including the Maturity Date, four million dollars ($4,000,000) each. The Company may prepay the Notes in whole or in part from time to time without premium or penalty.

Cash Sweep:

On the June 1, 2020 Amortization Date, (i) the proceeds from any equity offering other than our "at-the-market" program in the preceding month will be used to pay the Amortization Payment and (ii) a minimum of 20% of any additional proceeds from any equity offering other than our "at-the-market" program not already applied to the Amortization Payment will be used to repay the Notes (an "Additional Amortization Payment").

As of July 1, 2020 and on each subsequent Amortization Date, (i) the proceeds from any equity offering including our "at-the-market" program in the preceding month will be used to pay the Amortization Payment, (ii) a minimum of 20% of any additional proceeds from any equity offering other than our "at-the-market" program not already applied to the Amortization Payment will be used to make an Additional Amortization Payment, and (iii) a minimum of 35% of any additional proceeds from our "at-the-market" program not already applied to the Amortization Payment will be used to make an Additional Amortization Payment.

Covenants:

The Notes include covenants which, among other things, limit the ability of the Company and its subsidiaries to incur additional indebtedness, permit liens on their assets, make certain types of investments, pay dividends and other restricted payments, transfer assets, enter into transactions with affiliates and issue certain types of securities. The Notes also require the Company to maintain a specified cash balance at the end of each calendar month.

Repurchase or Redemption upon a Fundamental Change:	A holder may require us to repurchase the Notes upon a Fundamental Change (as defined in the Notes) at 105% of the face amount.
Amounts due upon Acceleration:	If certain events of default occur, the holders may declare the Notes due and payable for cash in an amount equal to 115% of the face amount.
Shares of Common Stock Issuable upon Conversion of the Notes
Conversion upon an Event of Default:

The Notes include customary provisions regarding events of default including, among other things, nonpayment of principal or other amounts, violation of covenants, incorrectness of representations and warranties in any material respect, cross-acceleration with respect to other indebtedness, bankruptcy and judgments, and acceleration of amounts due under the Notes. In addition, the Notes provide that if an event of default occurs, the holder will have the right to convert amounts due under the Notes into the "Conversion Consideration," which consists, for each $1,000 of principal amount under the Notes, of (i) a number of shares of our common stock equal to the "Event of Default Conversion Rate" plus (ii) cash in respect of aggregate accrued and unpaid interest due on the Notes. The term "Event of Default Conversion Rate" means $1,000 divided by the greater of (A) $0.30 (as proportionately adjusted for stock splits and similar events) and (B) 75% of the lowest daily volume-weighted average trading price of the common stock over a 10-day period.

Limitation on Beneficial Ownership:

The number of shares issuable upon an event of default under the Notes is subject to a beneficial ownership limitation applicable to the holder of the Notes of 4.99% of the outstanding shares of our common stock for purposes of Section 13(d) of the Exchange Act.

The Warrants
Exercise Price:	$1.542 per share, subject to adjustment upon the split or combination of our common stock and certain similar events.
Exercise Period:

The Warrants will be exercisable in whole or in part, in increments of 25,000 shares of our common stock, at any time beginning six months after the closing of the transactions described herein and from time to time for five years thereafter.

Shares of Common Stock Issuable upon Exercise of the Warrants
Shares Issuable upon Exercise:	Up to 20,000,000 shares of our common stock, subject to adjustment upon the split or combination of our common stock and certain similar events.
Limitation on Beneficial Ownership:

The holder of the Warrants will not have the right to exercise any portion of the Warrants, and we will not effect any exercise of any portion of the Warrants, to the extent that after giving effect to such exercise, the holder would beneficially own in excess of 4.99% of the outstanding shares of our common stock for purposes of Section 13(d) of the Exchange Act.

General
Use of Proceeds:	We estimate that our net proceeds from this offering, after deducting the placement agent fees, original issue discount and offering expenses, will be approximately $47.3 million.
We intend to use the net proceeds from this offering for general corporate purposes. See "Use of Proceeds" on page S-13 of this prospectus supplement.
Risk Factors:

Investing in our common stock involves a high degree of risk. Please see "Risk Factors" on page S-10 of this prospectus supplement and the other information included or incorporated by reference in this prospectus supplement or the accompanying base prospectus for a discussion of factors you should carefully consider before investing in our common stock.

Nasdaq Capital Market Symbol:	"TELL"
Stockholder Approval:	We have agreed to seek the approval of our stockholders for the potential issuance of shares our common stock pursuant to the Notes.

        On May 10, 2017, Tellurian and Total entered into a pre-emptive rights agreement pursuant to which Total was granted a right to purchase its pro rata portion of any new equity securities that Tellurian may issue to a third party on the same terms and conditions as such equity securities are offered and sold to such party, subject to certain excepted offerings. As a result, Total may be entitled to purchase warrants to purchase shares of our common stock in connection with this offering.

RISK FACTORS

        Investing in our securities involves a high degree of risk. You should carefully consider the risks set forth in the "Risk Factors" sections of the documents that we incorporate by reference into this prospectus supplement and the accompanying base prospectus. If any of the events described in such "Risk Factors" disclosures occurs or such risks otherwise materialize, our business, financial condition, results of operations, cash flows, or prospects could be materially adversely affected.

Risks Related to the Offering in General

We have broad discretion in the use of the net proceeds of the offering contemplated by this prospectus supplement and, despite our efforts, we may use such proceeds in a manner that does not improve our operating results or increase the value of your investment.

        We currently anticipate that the net proceeds from the offering of our Securities contemplated by this prospectus supplement will be used as described in "Use of Proceeds." However, we have not determined the specific use of the net proceeds from the offering contemplated by this prospectus supplement. Our management will have broad discretion over the use and investment of those funds, and, accordingly, investors will need to rely upon the judgment of our management with respect to the use of such proceeds, with only limited information concerning our specific intentions. These proceeds could be applied in ways that do not improve our operating results or increase the value of your investment.

The issuance of shares of our common stock issuable pursuant to the Warrants or the Notes may dilute the ownership interest of existing stockholders or may otherwise depress the price of our common stock.

        To the extent we deliver shares of our common stock upon exercises of the Warrants or a conversion following an event of default under the Notes, the issuance of such shares will dilute the ownership interests of existing stockholders. Any sales in the public market of such shares could adversely affect prevailing market prices of our common stock.

We do not anticipate that an active trading market will develop for the Notes or the Warrants.

        Prior to this offering, there has been no trading market for the Notes or the Warrants, and we do not intend to apply to list the Notes or the Warrants on any securities exchange or to arrange for quotation on any automated dealer quotation system. We do not anticipate that an active trading market will develop for the Notes or the Warrants. If an active trading market does not develop or is not maintained, the market price and liquidity of the Notes and the Warrants may be adversely affected. In that case you may not be able to sell your Notes or Warrants at a particular time or at a favorable price.

Risks Related to Owning the Notes

Servicing the Notes will require a significant amount of cash, and we may not have sufficient cash to pay our obligations under the Notes.

        Our ability to make scheduled payments of principal or to pay interest on or to refinance the Notes depends on our future performance, which is subject to economic, financial, competitive and other factors, some of which are beyond our control. Our business may not generate cash flow from operations in the future sufficient to satisfy our obligations under the Notes. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as reducing or delaying investments or capital expenditures, selling assets, refinancing or obtaining additional capital on terms that may be onerous or highly dilutive. Our ability to refinance the Notes will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on the Notes.

Some significant restructuring transactions may not constitute a Fundamental Change, in which case you would not be entitled to require us to purchase the Notes.

        Upon the occurrence of a Fundamental Change, you have the right to require us to purchase your Notes. However, the Fundamental Change provisions will not afford protection to the holders of the Notes in the event of other transactions that could adversely affect the Notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a Fundamental Change requiring us to purchase the Notes. In the event of any such transaction, the holders would not have the right to require us to purchase the Notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting holders of the Notes.

The Fundamental Change repurchase feature of the Notes may delay or prevent an otherwise beneficial attempt to take over our company.

        The terms of the Notes require us to repurchase the Notes in the event of a Fundamental Change. A takeover of our company would trigger an option of holders of the Notes to require us to repurchase the Notes. This may have the effect of delaying or preventing a takeover of our company that would otherwise be beneficial to investors in the Notes.

We are subject to certain covenants set forth in the Notes. Upon an event of default, including a breach of a covenant, we may not be able to make such accelerated payments under the Notes.

        The Notes contain customary events of default, including for non-payment, breach of covenants, defaults under other material indebtedness, bankruptcy, change of control and material judgments. We will require additional financing to continue to conduct our operations and to comply with the terms of the Notes, including by making cash amortization payments. Such additional financing may not be available on acceptable terms or at all.

        Upon an event of default, the outstanding principal amount of the Notes plus any other amounts owed under the Notes will become immediately due and payable and holders of the Notes could accelerate the amounts due. A default would also likely significantly reduce the market price of our common stock.

Risks Related to Owning the Warrants

Except as otherwise provided in the Warrants, holders of the Warrants will not have the rights or privileges of a holder of our common stock, including any voting rights, until such holders exercise their Warrants and acquire our common stock.

        Except as otherwise provided in the Warrants, holders of the Warrants will not have the rights or privileges of a holder of our common stock, including any voting rights, until such holders exercise their Warrants and acquire our common stock. As a result, absent exercise of the Warrants, holders of the Warrants will not have the ability to vote their shares underlying the Warrants, which may limit the influence that investors in our offering may have over the outcome of matters submitted to our stockholders for a vote.

Some significant strategic or financing transactions may not constitute a Fundamental Transaction, in which case we would not be obligated to deliver new warrants or other securities to the holders of the Warrants.

        If, while the Warrants are outstanding, we enter into a "Fundamental Transaction"—a term defined in the Warrants that generally refers to a merger, sale of a substantial amount of assets or other business combination transaction—holders of Warrants will have the right to receive an instrument of the acquiring or successor entity that is exercisable for a proportionate number of shares of capital stock of such entity at a proportionate exercise price per share relative to the number of shares of our common stock for which the Warrants could be exercised prior to such Fundamental Transaction. However, certain transactions, such as a sale of less than 50% of the outstanding shares of our common stock, may not constitute a Fundamental Transaction requiring us to deliver new warrants or other securities to holders of the Warrants. In the event of such a transaction, the holders of Warrants would not have the right to require us to deliver them new warrants or other securities, even though such a transaction could be highly dilutive to the ownership interests of existing stockholders.

The Fundamental Transaction feature of the Warrants may delay or prevent an otherwise beneficial attempt to take over our company.

        As noted above, if while the Warrants are outstanding, we enter into a Fundamental Transaction, holders of Warrants will have the right to receive an instrument of the acquiring or successor entity. In addition, if the Fundamental Transaction also constitutes a "Change of Control" as defined in the Warrant, holders may require us, or the successor entity, to repurchase the Warrants for an amount in cash (or, in the case of a Change of Control transaction that is not within our control, in the same form of consideration received by holders of our common stock in connection with such transaction, which may include shares of capital stock of a successor entity) equal to the "Black Scholes Value" of the Warrants, as that term is defined in the Warrants. The Black Scholes Value is based on a formula set forth in the Warrants and is intended to approximate the value of the option inherent in the Warrants at the relevant time. These provisions may have the effect of delaying or preventing a takeover of our company that would otherwise be beneficial to investors in the Warrants.

USE OF PROCEEDS

        We estimate that our net proceeds from this offering will be approximately $47.3 million after deducting the placement agent fees, original issue discount and offering expenses payable by us, assuming the offering is fully subscribed for.

        The net proceeds will be used for general corporate purposes. Pending the application of the net proceeds from this offering, we intend to invest such proceeds in short- and intermediate-term interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

        We will bear all of the expenses of this offering, and such expenses will be paid out of our general funds.

 CAPITALIZATION

        The following table sets forth our capitalization and cash position as of December 31, 2019 on:

  •
  an actual basis; and

  •
  an as-adjusted basis to give effect to the issuance and sale of the Notes and the Warrants in this offering, assuming the offering is fully subscribed and the net proceeds are initially held as cash and cash equivalents, pending their use as described in "Use of Proceeds."

        This table should be read in conjunction with, and is qualified in its entirety by reference to, our financial statements and the accompanying notes, incorporated by reference into this prospectus supplement and the accompanying prospectus and "Use of Proceeds" in this prospectus supplement.

	As of December 31, 2019
($ in thousands)	Actual	As Adjusted
	(unaudited)	(unaudited)
Cash, cash equivalents and restricted cash	$64,615	$111,915
Debt:
2018 Term Loan	58,121	58,121
2019 Term Loan	78,528	78,528
The Notes	0	41,072

Total debt	$136,649	$177,721
Stockholders' equity	166,285	172,513

Total capitalization	$302,934	$350,234

 PLAN OF DISTRIBUTION

        We engaged Roth Capital Partners, LLC, or the placement agent, to act as our placement agent for this offering. We are offering the Securities to an institutional investor. We expect to enter into an agreement with this investor for the full amount of the offering and to file the agreement as an exhibit to our Current Report on Form 8-K that we will file with the SEC in connection with the consummation of this offering. See "Where You Can Find More Information."

        Our obligation to issue and sell the Securities to the investor is subject to the conditions set forth in the agreement. The investor's obligation to purchase the Securities is subject to conditions set forth in the agreement as well.

        The public offering price of the Securities was negotiated between us and the investor based on the trading of our common stock prior to the offering, among other things. Other factors considered in determining the public offering price of the shares include the history and prospects of the Company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering, and such other factors as were deemed relevant.

        We expect that the sale of the Securities will be completed on or about April 28, 2020. We have agreed to pay the placement agent a cash fee equal to 4.50% of the aggregate proceeds of this offering. In addition, we have agreed to reimburse the placement agent for certain of its expenses and to indemnify it for certain liabilities. We estimate that the total expenses of this offering, excluding the placement agent fee, will be approximately $450,000.

 DESCRIPTION OF THE NOTES

        The following description, together with the description of the general terms and provisions of our debt securities set forth in the accompanying prospectus under the heading "Description of Our Debt Securities," is intended to be an overview of the material provisions of the Notes and the Indenture (as defined below under "—General"). In this description, the terms the "Company," "we," "our" and "us" each refer to Tellurian Inc. and not any of our subsidiaries. This summary is not complete and is qualified in its entirety by reference to the Notes and Indenture. This summary supplements and, to the extent inconsistent therewith, replaces, the description of the general terms and provisions of our debt securities set forth in the accompanying prospectus. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them by the Notes.

General

        The Notes will be issued pursuant to an indenture (the "Indenture") by and between us and Wilmington Trust, National Association, as trustee. The Notes will be our senior unsecured obligations. The Notes will mature on June 1, 2021 and will be sold at a purchase price of $50,000,000, or approximately 89.3% of its face amount of $56,000,000. The Notes will be in registered form (within the meaning of Section 163 of U.S. Internal Revenue Code of 1986, as amended), without coupons. The interest rate under the Notes will be 0%, which interest rate would increase to 15% per annum upon the existence of an Event of Default until such Event of Default is cured or no longer continuing (such increased interest, "Default Interest").

Ranking

        The Notes will be our senior unsecured obligation and will rank pari passu with all our existing and future unsecured unsubordinated indebtedness. The Notes will be effectively subordinated to any of our secured indebtedness, to the extent of the value of the assets securing such indebtedness. The Notes will also be structurally subordinated to the indebtedness and all other obligations of our Subsidiaries. None of our Subsidiaries are guarantors of the Notes, and some of our Subsidiaries currently have outstanding indebtedness and may incur indebtedness in the future. The Notes will rank senior to any subordinated indebtedness that we incur.

Amortization Payments

        A portion of the face amount of the Notes (each, an "Amortization Payment") must be repaid on the first day of every month beginning on June 1, 2020 through the maturity of the Notes as follows: (i) the Amortization Payment for June 1, 2020 will be $3.5 million; (ii) Amortization Payments from July 1, 2020 to and including October 1, 2020 will be $5.0 million each; (iii) the Amortization Payment on November 1, 2020 will be $4.5 million; and (iv) Amortization Payments from November 1, 2020 to and including June 1, 2021 will be $4.0 million each.

Cash Sweep Provisions

        On each Amortization Date after June 1, 2020, the aggregate amount of all proceeds received in respect of any Equity Issuance (including any ATM Issuance) by the Company during the month immediately preceding such Amortization Date shall be paid in cash by the Company to the holders as follows: (1) first, such amount in respect of any Equity Issuance shall be applied to the applicable Amortization Payment due on such Amortization Date, with the portion of such amount derived from any Equity Issuances other than an ATM Issuance being applied after the application of any portion of such amount derived from an ATM Issuance; (2) second, a minimum of twenty percent (20%) of any such amount in respect of any Equity Issuance (other than any ATM Issuance) remaining after applying clause (1) above shall be used to repay the Notes on such Amortization Date; and (3) third, a minimum of thirty-five percent (35%) of any remaining proceeds in respect of any ATM Issuance remaining after applying clause (1) above shall be used to repay the Notes on such Amortization Date.

        Notwithstanding anything to the contrary herein, in no event shall the aggregate amount of such prepayments exceed eight million dollars ($8,000,000).

Mandatory Repurchase Option

        The holders may require us to repurchase the Notes at 105% of the face amount of the Notes upon the occurrence of any of the following events (each, a "Fundamental Change"):

  a.
  a "person" or "group" (within the meaning of Section 13(d)(3) of the Exchange Act), other than the Company, its Wholly Owned Subsidiaries or a Permitted Holder, or the employee benefit plans of the Company or its Wholly Owned Subsidiaries, files any report with the SEC indicating that such person or group has become the direct or indirect "beneficial owner" (as defined below) of shares of our common equity representing more than fifty percent (50%) of the voting power of all of our then-outstanding common equity;

  b.
  the consummation of (i) any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person (other than solely to one or more of our Wholly Owned Subsidiaries); or (ii) any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition, liquidation or otherwise) all of the Common Stock is exchanged for, converted into, acquired for, or constitutes solely the right to receive, other securities, cash or other property (other than a subdivision or combination, or solely a change in par value, of the Common Stock); provided, however, that any merger, consolidation, share exchange or combination of the Company pursuant to which the Persons that directly or indirectly "beneficially owned" (as defined below) all classes of our voting common equity immediately before such transaction directly or indirectly "beneficially own," immediately after such transaction, more than fifty percent (50%) of all classes of voting common equity of the surviving, continuing or acquiring company or other transferee, as applicable, or the parent thereof, in substantially the same proportions vis-à-vis each other as immediately before such transaction will be deemed not to be a Fundamental Change pursuant to this clause;

  c.
  our stockholders approve any plan or proposal for our liquidation or dissolution; or

  d.
  our Common Stock ceases to be listed on any Eligible Exchange.

Prepayment

        We may, upon ten Business Days' notice, irrevocably elect to prepay the Notes in whole or in part from time to time without premium or penalty. If paying less than the full principal amount such prepayment must be in integral multiples of $1,000,000.

Covenants

        Until the monetary obligations under the Notes are paid in full (other than any contingent indemnification obligations), the Company will be subject to the following covenants:

        Corporate Existence.    The Company will cause to preserve and keep in full force and effect (i) its corporate existence in accordance with the organizational documents of the Company and (ii) the material rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries; provided, however, that the Company will not need to preserve or keep in full force and effect any such license or franchise if the Board of Directors determines in good faith that (x) the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole; and (y) the loss thereof is not, individually or in the aggregate, reasonably expected to be materially adverse to the holders.

        Ranking.    All payments due under the Notes shall rank pari passu with all Other Notes and all other unsecured unsubordinated Indebtedness of the Company and shall rank senior to all Subordinated Indebtedness of the Company.

        Incurrence of Indebtedness; Amendments to Indebtedness.    The Company shall not and shall not permit any Subsidiary to: (a) create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, other than Permitted Indebtedness; (b) prepay any Indebtedness for borrowed money except for (i) by the conversion of Indebtedness into equity securities and the payment of cash in lieu of fractional shares in connection with such conversion, (ii) Indebtedness under the ProductionCo Credit Agreement or the Driftwood Credit Agreement, (iii) a refinancing of the entire amount of such Indebtedness which does not impose materially more burdensome terms upon the Company or its Subsidiaries than exist in such Indebtedness prior to such refinancing, but without any final maturity date, amortization payment, sinking fund, mandatory redemption or other repurchase obligation or put right at the option of the lender or holder of such Indebtedness that is prior to ninety-one (91) days following the Maturity Date; or (c) amend or modify any documents or notes evidencing any Permitted Indebtedness in any manner which shortens the maturity date to a date prior to ninety-one (91) days following the Maturity Date or any amortization payment, sinking fund, mandatory redemption, other repurchase obligation or put right at the option of the lender or holder of such Indebtedness or any interest payment date thereof to a date prior to ninety-one (91) days following the Maturity Date or otherwise imposes materially more burdensome terms, taken as a whole, upon the Company or its Subsidiaries than exist in such Indebtedness prior to such amendment or modification without the prior written consent of the holder.

        Liens.    The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

        Investments.    The Company shall not directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

        Distributions.    The Company shall not, and shall not allow any Subsidiary to, (a) repurchase or redeem any class of Capital Stock, except for Permitted Restricted Payments, or (b) declare or pay any cash dividend or make a cash distribution on any class of Capital Stock, except for Permitted Restricted Payments or (c) waive, release or forgive any Indebtedness owed by any employees, officers or directors in excess of fifty thousand dollars ($50,000) in the aggregate.

        Transfers.    Except for Permitted Transfers, Permitted Investments and Permitted Restricted Payments, the Company shall not, and shall not allow any Subsidiary to, voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in any material portion of its assets.

        Taxes.    The Company and its Subsidiaries shall pay when due all material taxes, fees or other similar governmental charges (together with any related interest or penalties) now or hereafter imposed or assessed against the Company and its Subsidiaries or their respective assets or upon their ownership, possession, use, operation or disposition thereof or upon their rents, receipts or earnings arising therefrom. The Company and its Subsidiaries shall file on or before the due date therefor all material personal property tax returns. Notwithstanding the foregoing, the Company and its Subsidiaries may contest, in good faith and by appropriate proceedings, taxes, fees or other similar governmental charges for which they maintain adequate reserves therefor in accordance with GAAP.

        Minimum Cash Balance.    The Company shall cause, as of the last day of each calendar month, the aggregate amount of, in each case subject to the proviso below, unrestricted, unencumbered Cash in one or more deposit accounts held solely in our name located in the United States to equal an amount equal to the greater of (i) forty percent (40%) of the then outstanding principal amount of the Notes, (ii) eighteen million dollars ($18,000,000) and (iii) the minimum aggregate amount of Cash required to be reserved by the Company or its Subsidiaries pursuant to any Indebtedness (other than the Notes issued pursuant to the Indenture) plus six million dollars ($6,000,000); provided, that up to twelve million dollars ($12,000,000) in the aggregate of Cash held in accounts of the Company or its Subsidiaries with respect to which a lien has been granted and a control agreement is in place for the benefit of lenders pursuant to the Driftwood Credit Agreement shall be included in the calculation of Cash that satisfies the requirements of clauses (i) and (ii) above, and the Company shall certify compliance with this covenant with respect to each month to the holder in writing as of the first Business Day of the next succeeding calendar month.

        Change in Nature of Business.    The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by or publicly contemplated to be conducted by the Company and each of its Subsidiaries on the Issue Date or any business substantially related or incidental thereto.

        Maintenance of Properties, Etc.    The Company shall maintain and preserve all of its properties which are necessary or useful (as determined by the Company in good faith) in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder, except as could not reasonably be expected to cause a material adverse effect.

        Maintenance of Intellectual Property.    The Company will take all action necessary or advisable to maintain all of the Intellectual Property Rights of the Company that are necessary or material (as determined by the Company in good faith) to the conduct of its business in full force and effect.

        Maintenance of Insurance.    The Company shall maintain insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any governmental authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated.

        Transactions with Affiliates.    Except for Permitted Restricted Payments, Permitted Investments and transactions with Wholly Owned Subsidiaries, the Company shall not enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except transactions for fair consideration and on terms no less favorable, taken as a whole, to it than would be obtainable in a comparable arm's length transaction with a Person that is not an Affiliate thereof.

        Restricted Issuances.    The Company shall not, directly or indirectly, without the prior written consent of the holders of a majority in aggregate principal amount of the Notes then outstanding, (i) issue any Notes pursuant to the Indenture (other than as contemplated by the Securities Purchase Agreement and the Notes) or (ii) issue any other securities or incur any Indebtedness that would cause a breach or Default under the Notes or that by its terms would prohibit or restrict the performance of any of our obligations under the Notes, including without limitation, the payment of interest and principal thereon.

        Material Non-Public Information.    Upon delivery by the Company to the holder (or receipt by the Company from the holder) of any notice in accordance with the terms of the Notes, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, non-public information relating to the Company or any of its Subsidiaries, the Company shall on or prior to 9:00 am, New York City time on the Business Day immediately following such notice delivery date, publicly disclose such material, non-public information on a Form 8-K or otherwise. In the event that the Company believes that a notice contains material, non-public information relating to the Company or any of its Subsidiaries, the Company shall so indicate to the holder explicitly in writing in such notice (or immediately upon receipt of notice from the holder, as applicable), and in the absence of any such written indication in such notice (or notification from the Company immediately upon receipt of notice from the holder), the holder shall be entitled to presume that information contained in the notice does not constitute material, non-public information relating to the Company or any of its Subsidiaries.

        Successors.    The Company will not consolidate with or merge with or into, or (directly, or indirectly through one or more of its Subsidiaries) sell, lease or otherwise transfer, in one transaction or a series of transactions, all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to another Person, other than the holder or any of its Affiliates (a "Business Combination Event"), unless:

          (A)  the resulting, surviving or transferee Person either (x) is the Company or (y) if not the Company, is an entity (the "Successor Entity") duly organized and existing under the laws of its jurisdiction of organization that expressly assumes (by executing and delivering to the holder, at or before the effective time of such Business Combination Event, a supplement to this instrument) all of our obligations under the Notes; and

          (B)  immediately after giving effect to such Business Combination Event, no Default or Event of Default will have occurred and be continuing.

        At the effective time of any Business Combination Event, the Successor Entity (if not the Company) will succeed to, and may exercise every right and power of, the Company under the Notes with the same effect as if such Successor Entity had been named as the Company in the Notes, and, except in the case of a lease, the predecessor Company will be discharged from its obligations under the Notes.

Events of Default

        Each of the following will be an "Event of Default":

            (i)  a default in the payment of any Cash or issuance of Common Stock when due in respect of the Notes;

           (ii)  a default in our obligation to deliver a notice of a Fundamental Change no later than ten (10) Business Days prior to its occurrence and such default continues for three (3) Business Days;

          (iii)  a materially false or inaccurate certification (including a false or inaccurate deemed certification) by the Company as to whether any Event of Default has occurred;

          (iv)  a breach or default in any of our obligations or agreements under the Notes or any related transaction document (in each case, other than a default set forth in clause (i) above or clause (ix) below) or a breach of any representation or warranty in any material respect (other than representations or warranties subject to material adverse effect or materiality, which may not be breached in any respect) of the Notes or any related transaction document; provided, however, that if such default or breach can be cured, then such default or breach will not be an Event of

  Default unless the Company has failed to cure such default within five (5) days after its occurrence;

           (v)  any provision of the Notes or any related transaction document at any time for any reason (other than pursuant to the express terms thereof) ceases to be valid and binding on or enforceable against the parties thereto, or the validity or enforceability thereof is contested, directly or indirectly, by the Company or any of its Subsidiaries, or a proceeding is commenced by the Company or any of its Subsidiaries or any governmental authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof;

          (vi)  at any time, any shares of our Common Stock issuable pursuant to the Notes are not Freely Tradable (other than pursuant to clause (c) thereof);

         (vii)  the Company fails to use commercially reasonable efforts to obtain the Requisite Stockholder Approval on or prior to June 30, 2020;

        (viii)  the Company fails to comply with the minimum cash balance covenant in the Notes;

          (ix)  the suspension from trading or failure of our Common Stock to be trading or listed on an Eligible Exchange for a period of three (3) consecutive Trading Days;

           (x)  a default by the Company with respect to any other Indebtedness of at least one million dollars ($1,000,000) or any of its Subsidiaries with respect to any Indebtedness of at least one million dollars ($1,000,000) (in each case, or its foreign currency equivalent and other than any lease that would have been characterized as an operating lease under GAAP as in effect on December 31, 2018 (whether such lease was entered into before or after such date)), in each case, which results in such amount of Indebtedness becoming due prior to its scheduled maturity, unless such default has been waived or cured;

          (xi)  one or more final judgments, orders or awards (or any settlement of any litigation or other proceeding that, if breached, could result in a judgment, order or award) for the payment by the Company of at least one million dollars ($1,000,000) or any of its Subsidiaries of at least one million dollars ($1,000,000) (in each case, or its foreign currency equivalent) in the aggregate (excluding any amounts covered by insurance pursuant to which the insurer has been notified and has not denied coverage), is rendered against the Company or any of its Subsidiaries and remains unsatisfied and (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, award or settlement or (ii) there shall be a period of ten (10) consecutive Trading Days after entry thereof during which (A) a stay of enforcement thereof is not in effect or (B) the same is not vacated, discharged, stayed or bonded pending appeal;

         (xii)  (A) the Company fails to timely file its quarterly reports on Form 10-Q or its annual reports on Form 10-K with the SEC in the manner and within the time periods required by the Exchange Act (giving effect to any applicable grace periods or extensions) or (B) the Company withdraws or restates any financial statements included in such quarterly report or annual report previously filed with the SEC; and

        (xiii)  certain events of bankruptcy affecting the Company or any Significant Subsidiary;

        If an Event of Default (other than those described in clause (xiii) above with respect to us and not solely with respect to one of our Subsidiaries) occurs and is continuing, then holders of a majority in aggregate principal amount of the Notes, by notice to us (with a copy to the trustee), may declare the Notes to become due and payable immediately for cash in an amount equal at 115% of the face amount of the Notes plus all accrued and unpaid Default Interest on the Notes.

        In addition, the Notes will provide that if an Event of Default occurs, a holder will have the right to convert amounts due under the Notes into the conversion consideration, which consists, for each

$1,000 of principal amount under the Notes, of (i) a number of shares of our Common Stock equal to the Event of Default Conversion Rate plus (ii) cash in respect of aggregate accrued and unpaid Default Interest due on the Notes. To the extent the amount of shares issuable upon an Event of Default under the Notes is reduced as a result of clause (A) of the definition of Event of Default Conversion Price, then concurrently with the issuance of such shares, the Company shall also pay to the holder an amount, in cash, equal to the product of (i) the number of shares by which such amount was reduced as a result of such clause (A), multiplied by (ii) the Event of Default Conversion Price. However, pursuant to applicable Nasdaq rules, we will not issue a number of shares of common stock pursuant to the Notes in excess of 19.9% of our currently outstanding shares unless and until stockholders approve a proposal to permit the issuance of a greater number of shares. We have agreed to submit such a proposal for stockholder approval at our 2020 annual meeting of stockholders.

        The Indenture provides that we must deliver to the trustee annually a statement signed by our principal executive officer, principal financial officer or principal accounting officer stating whether or not, to the best of such officer's knowledge, we have performed every covenant contained in the Indenture and are not in default in the performance of the Indenture.

        Promptly, but in no event later than two Business Days after an Event of Default, we must provide written notice of such Event of Default to the holders and the trustee.

        Subject to the following two paragraphs, a holder of a Note may pursue a remedy with respect to the Indenture or a Note only if:

          (1)   the holder gives to the trustee written notice of a continuing Event of Default;

          (2)   the holders of at least 25% in principal amount of the then-outstanding Notes make a written request to the trustee to pursue the remedy;

          (3)   such holder or holders offer and, if requested, provide to the trustee security or indemnity satisfactory to the trustee against any loss, liability or expense;

          (4)   the trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and

          (5)   during such 60-day period, the holders of a majority in principal amount of the Notes do not give the trustee a direction inconsistent with the request.

        The holders of a majority in principal amount of the then-outstanding Notes may direct in writing the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on it relating to or arising under an Event of Default or exercising any trust or power conferred on it not relating to or arising under an Event of Default. However, the trustee may refuse to follow any direction that conflicts with applicable law or the Indenture, that the trustee determines may be unduly prejudicial to the rights of other holders, or that may involve the trustee in personal liability; provided, however, that the trustee may take any other action deemed proper by the trustee that is not inconsistent with such direction. Prior to taking any action in connection with an Event of Default, the trustee shall be entitled to security or indemnification satisfactory to it in its sole discretion from the holders directing the trustee against all losses, liabilities and expenses caused by taking or not taking such action.

        The holders of a majority in principal amount of the then-outstanding Notes by notice to the trustee may waive an existing or past Default or Event of Default, and its consequences. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of the Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Limitation on Beneficial Ownership

        The Company shall not effect the conversion of any portion of the Notes, and any such payment or conversion shall be null and void and treated as if never made, to the extent that after giving effect to such Amortization Payment or conversion, the holder would beneficially own in excess of 4.99% (the "Maximum Percentage") of the number of shares of Common Stock outstanding immediately after giving effect to such payment or conversion. Upon delivery of a written notice to us, the holder may increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99%, provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to us and (ii) any such increase or decrease will apply only to the holder and not to any other holder of Notes.

Modification

        Other than as set forth below, the terms of the Indenture, the Notes and rights of the holders of the Notes may not be amended or modified unless in writing by us and the holders of a majority of the then-outstanding principal amount of the Notes, and no condition of the Notes (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit. No consideration, other than reimbursement of legal fees, shall be offered or paid to any holder to amend or consent to a waiver or modification of any provision of the Notes unless the same consideration is also offered to all holders. From the Issue Date and while any Notes are outstanding, the Company shall not be permitted to receive any consideration from a holder that is not otherwise contemplated by the Notes in order to, directly or indirectly, induce the Company or any Subsidiary (i) to treat such holder in a manner that is more favorable than to other similarly situated holders, or (ii) to treat any holder(s) in a manner that is less favorable than the holder that is paying such consideration; provided, however, that the determination of whether a holder has been treated more or less favorably than another holder shall disregard any securities of the Company purchased or sold by any holder.

        The Company and the trustee may amend or supplement the Indenture or the Notes with the consent (including consents obtained in connection with a tender offer or exchange offer for the Notes or a solicitation of consents in respect of the Notes, provided that in each case such offer or solicitation is made to all holders of then-outstanding Notes) of the holders of at least a majority in principal amount of the then-outstanding Notes.

        Notwithstanding the foregoing, we and the trustee may amend or supplement the Indenture or the Notes without the consent of any holder, among other things:

  (1)
  to cure any ambiguity, omission, defect or inconsistency; provided, however, that any such action shall not adversely affect the interest of the holder of the Notes in any material respect;

  (2)
  to provide for uncertificated Notes in addition to or in place of certificated Notes;

  (3)
  to comply with any requirement in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939;

  (4)
  to supplement any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the discharge of the Notes; provided, however, that any such action shall not adversely affect the interest of the holder of the Notes in any material respect; or

  (5)
  to evidence and provide for the acceptance of appointment under the Indenture by a successor trustee and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts under the Indenture by more than one trustee.

Original Issue Discount

        The Notes are being offered at a price less than their redemption price at maturity, resulting in the Notes being treated as if they were issued with original issue discount for U.S. federal income tax purposes. The Notes may pay no interest currently. For further information regarding material U.S. federal income tax implications for U.S. holders (as defined below) of the Notes, see "Material United States Federal Income Tax Considerations."

Governing Law

        The internal law of the state of New York will govern and be used to construe the Indenture and the Notes.

Trustee

        The trustee under the Indenture will be Wilmington Trust, National Association.

Certain Definitions

        "Affiliate" means with respect to any Person, means as to any Person, any other Person that, directly or indirectly through one or more intermediaries, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

        "Amortization Date" means, with respect to the Notes, (A) the first (1st) calendar day of each month beginning on May 1, 2020; and (B) the Maturity Date.

        "ATM Issuance" means an Equity Issuance (i) pursuant to that certain Amended and Restated Distribution Agency Agreement, dated as of January 21, 2020, by and between the Company and Credit Suisse Securities (USA) LLC, (ii) pursuant to that certain Distribution Agency Agreement, dated as of March 2, 2020, among the Company, Raymond James & Associates, Inc. and T.R. Winston & Company, LLC or (iii) that is otherwise an "at the market offering" within the meaning of Rule 415(a)(4) of the Securities Act.

        "Board of Directors" means the board of directors of the Company or a committee of such board duly authorized to act on behalf of such board.

        "Business Day" means any day other than a Saturday, a Sunday or any day on which the Federal Reserve Bank of New York or the place of payment is authorized or required by law or executive order to close or be closed; provided, however, for clarification, the Federal Reserve Bank of New York or in the place of payment shall not be deemed to be authorized or required by law or executive order to close or be closed due to "stay at home", "shelter-in-place", "non-essential employee" or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of the Federal Reserve Bank of New York or in the place of payment are open for use by customers on such day.

        "Capital Lease" means, with respect to any Person, any leasing or similar arrangement conveying the right to use any property, whether real or personal property, or a combination thereof, by that Person as lessee that, in conformity with GAAP, is required to be accounted for as a capital lease on the balance sheet of such Person.

        "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a Capital Lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

        "Capital Stock" of any Person means any and all shares of, warrants or options or similar securities that provide a right to purchase or acquire, the equity of such Person, but excluding any debt securities convertible into such equity.

        "Cash" means all cash and liquid funds.

        "Cash Equivalents" means, as of any date of determination, any of the following: (A) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government, or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one (1) year after such date; (B) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one (1) year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from Standard & Poor's Corporation or at least P-1 from Moody's Investors Service; (C) commercial paper maturing no more than one (1) year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from Standard & Poor's Corporation or at least P-1 from Moody's Investors Service; (D) certificates of deposit or bankers' acceptances maturing within one (1) year after such date and issued or accepted by any commercial bank organized under the laws of the United States of America or any State thereof or the District of Columbia that (i) is at least "adequately capitalized" (as defined in the regulations of its primary federal banking regulator), and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (E) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (A) and (B) above, (ii) has net assets of not less than $500,000,000, and (iii) has the highest rating obtainable from either Standard & Poor's Corporation or Moody's Investors Service.

        "Common Stock" means the common stock, $0.01 par value per share, of the Company.

        "Contingent Obligation" means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (A) any Indebtedness or other obligations of another Person, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (B) any obligations with respect to undrawn letters of credit; and (C) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term "Contingent Obligation" shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

        "Conversion Date" means the first Business Day on which a holder delivers a signed notice of conversion to the Company in accordance with the terms of the Notes.

        "Copyright License" means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by the Company or in which the Company now holds or hereafter acquires any interest.

        "Copyrights" means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States, any State thereof, or of any other country.

        "Daily VWAP" means, for any VWAP Trading Day, the per share volume-weighted average price of the Common Stock as displayed under the heading "Bloomberg VWAP" on Bloomberg page "TELL <EQUITY> VAP" (or, if such page is not available, its equivalent successor page) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP Trading Day (or, if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such VWAP Trading Day, determined, using a volume-weighted average price method, by a nationally recognized independent investment banking firm selected by the Company). The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.

        "Default" means any event that is (or, after notice, passage of time or both, would be) an Event of Default.

        "Disqualified Stock" means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

  (A)
  matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

  (B)
  is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of the issuer or a Subsidiary; provided that any such conversion or exchange will be deemed an incurrence of Indebtedness or Disqualified Stock, as applicable); or

  (C)
  is redeemable at the option of the holder thereof, in whole or in part,

in the case of each of clauses (A), (B) and (C), at any point prior to the one hundred eighty-first (181st) day after the Maturity Date.

        "Driftwood Credit Agreement" means that certain Credit and Guaranty Agreement, dated as of May 23, 2019, by and among Driftwood LP, the Company, the other guarantors party thereto, the lenders party thereto and Wilmington Trust, National Association, as administrative agent, as amended, restated, supplemented or otherwise modified prior to the date hereof.

        "Driftwood LP" means Driftwood Holdings LP (f/k/a Driftwood Holdings LLC), a Delaware limited partnership.

        "Eligible Exchange" means any of The New York Stock Exchange, The Nasdaq Capital Market, The Nasdaq Global Market or The Nasdaq Global Select Market (or any of their respective successors).

        "Equipment" means all "equipment" as defined in the UCC with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

        "Equity Issuance" shall mean any issuance or sale by the Company of shares of Capital Stock of the Company, or securities convertible into shares of Capital Stock of the Company, for cash consideration; provided that in no event shall an Equity Issuance include (i) Capital Stock issued in connection with equity compensation under the Company's equity incentive plans, (ii) any Capital Stock issuance upon the exercise of or pursuant to the terms of warrants issued on or prior to the Issue Date, as such warrants have been amended, restated or otherwise modified on or prior to the date hereof or otherwise amended, restated or otherwise modified in a manner not adverse to the holders; or (iii) any Capital Stock issuance to the holders pursuant to the Notes and related transaction documents.

        "Event of Default Conversion Price" means, with respect to the conversion of the Notes (or any portion of the Notes), the greater of (A) the Floor Price and (B) seventy-five percent (75%) of the lowest Daily VWAP per share of Common Stock during the ten (10) consecutive VWAP Trading Days ending on, and including, such Conversion Date (or, if such Conversion Date is not a VWAP Trading Day, the immediately preceding VWAP Trading Day).

        "Event of Default Conversion Rate" means, with respect to the conversion of the Notes (or any portion of the Notes), an amount (rounded to the nearest 1/10,000th of a share of Common Stock (with 5/100,000ths rounded upward)) equal to (A) one thousand dollars ($1,000) divided by (B) the Event of Default Conversion Price applicable to such conversion.

        "Floor Price" means thirty cents ($0.30); provided, however, that such amount shall be proportionately increased if the Company combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares and shall be proportionately decreased (but not below the par value of such shares) in the event the Company subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares.

        "Freely Tradable" means, with respect to any shares of Common Stock issued or issuable pursuant to the Notes, that (A) such shares would be eligible to be offered, sold or otherwise transferred by the holder pursuant to Rule 144, without any requirements as to volume, manner of sale, availability of current public information (whether or not then satisfied) or notice under the Securities Act and without any requirement for registration under any state securities or "blue sky" laws; or (B) such shares are (or, when issued, will be) (i) represented by book-entries at DTC and identified therein by an "unrestricted" CUSIP number; (ii) not represented by any certificate that bears a legend referring to transfer restrictions under the Securities Act or other securities laws; and (iii) listed and admitted for trading, without suspension or material limitation on trading, on an Eligible Exchange; and (C) no delisting or suspension by such Eligible Exchange has been threatened (with a reasonable prospect of delisting occurring after giving effect to all applicable notice, appeal, compliance and hearing periods) or reasonably likely to occur or pending as evidenced by a writing by such Eligible Exchange.

        "GAAP" means generally accepted accounting principles in the United States of America, as in effect from time to time; provided the definitions set forth in the notes and any financial calculations required by thereby shall be computed to exclude any change to lease accounting rules from those in effect pursuant to Financial Accounting Standards Board Accounting Standards Codification 840 (Leases) and other related lease accounting guidance as in effect on the date of the Securities Purchase Agreement.

        "Indebtedness" means indebtedness of any kind, including, without duplication (A) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding trade credit entered into in the ordinary course of business due within one hundred eighty (180) days), including reimbursement and other obligations with respect to surety bonds and letters of credit, (B) all obligations evidenced by notes, bonds, debentures or similar instruments, (C) all Capital Lease Obligations, (D) all Contingent Obligations, and (E) Disqualified Stock.

        "Intellectual Property" means all of the Company's Copyrights; Trademarks; Patents; Licenses; trade secrets and inventions; mask works; the Company's applications therefor and reissues, extensions, or renewals thereof; and the Company's goodwill associated with any of the foregoing, together with the Company's rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

        "Intellectual Property Rights" means all rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, original works of authorship, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights and all applications and registrations therefor.

        "Investment" means any beneficial ownership (including stock, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person or the acquisition of all, or substantially all, of the assets of another Person.

        "Issue Date" means the date the Notes are originally issued under the Indenture.

        "License" means any Copyright License, Patent License, Trademark License or other written license of rights or interests.

        "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest; provided, that licenses, strain escrows and similar provisions in collaboration agreements, research and development agreements that do not create or purport to create a security interest, encumbrance, levy, lien or charge of any kind shall not be deemed to be Liens for purposes of the Notes.

        "Market Disruption Event" means, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which the Common Stock is listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options contracts or futures contracts traded on such exchange or market relating to the Common Stock.

        "Maturity Date" means June 1, 2021.

        "Other Notes" means any notes that are of the same class of the Notes and that are represented by one or more certificates other than the certificate representing the Notes.

        "Patent License" means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement the Company now holds or hereafter acquires any interest.

        "Patents" means all letters patent of, or rights corresponding thereto, in the United States or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States or any other country.

        "Permitted Holder" means: (a) Charif Souki; (b) Martin Houston; (c) Meg Gentle; and (d) Total S.A. or its affiliates.

        "Permitted Indebtedness" means (A) Indebtedness evidenced by the Notes; (B) Indebtedness disclosed pursuant to the Securities Purchase Agreement, as in effect as of the Issue Date (including all other Indebtedness accrued in the balance sheet included in the Company's Annual Report on Form 10-K for the year ended December 31, 2019); (C) Indebtedness of up to one million dollars ($1,000,000) outstanding at any time secured by a Lien described in clause (G) of the defined term "Permitted Liens," provided such Indebtedness does not exceed the cost of the Equipment and related expenses financed with such Indebtedness; (D) Indebtedness to trade creditors incurred in the ordinary course of business, including Indebtedness incurred in the ordinary course of business with corporate credit cards; (E) Indebtedness that also constitutes a Permitted Investment; (F) Subordinated Indebtedness of the Company; (G) reimbursement obligations in connection with letters of credit or similar instruments that are secured by Cash or Cash Equivalents and issued on behalf of the Company or a Subsidiary thereof in an aggregate amount not to exceed five hundred thousand dollars ($500,000)

at any time outstanding; (H) Indebtedness incurred as a result of permitted payments in kind under the Driftwood Credit Agreement; (I) Indebtedness incurred by Tellurian International Holdings Ltd. (U.K.) and its Subsidiaries, including in respect of obligations for letters of credit and working capital, in each case, to support the acquisition of liquefied natural gas, (J) Indebtedness amongst the Company and its Wholly Owned Subsidiaries; (K) any Indebtedness incurred by Company or any of its Subsidiaries to, or guaranteed, in part or in whole, by, any governmental authority, extended or under the Coronavirus Aid, Relief and Economic Security ("CARES") Act, the Small Business Act, 15 USC Secs 632 et seq, and any loan or grant programs made available to the Company of any of its Subsidiaries under any financial support or funding program sponsored, funded, or guaranteed, in whole or in part, by any Federal Reserve Bank or the Board of Governors of the Federal Reserve Bank, or any federal, state or local governmental authority or body; (L) convertible debt or other equity-linked securities of the Company or Tellurian Investments, Inc., in each case, convertible into or linked to Capital Stock of the Company, in an aggregate amount at any time not to exceed $200,000,000, in each case so long as such Indebtedness does not have a final maturity date, amortization payment, sinking fund, mandatory redemption or other repurchase obligation for cash or put right for cash at the option of the lender or holder of such Indebtedness earlier than one hundred eighty-one (181) days following the Maturity Date other than as a result of a transaction constituting a Fundamental Change, to the extent that terms of such debt or securities provide that they will not be required to be redeemed, repurchased or otherwise paid unless such redemption, repurchase or payment is permitted hereunder (including as a result of a consent or waiver hereunder) or until the Notes have been paid in full; (M) without duplication of the foregoing, (x) with respect to ProductionCo and its Subsidiaries, any Indebtedness of ProductionCo and its Subsidiaries permitted under Section 8.1 of the ProductionCo Credit Agreement and (other than clause (e) thereof, except to the extent the Indebtedness pursuant to such clause constitutes Subordinated Indebtedness; and subject to the limitations set forth in Section 6.02(i) of the Driftwood Credit Agreement) (y) without duplication of the preceding clause (x), with respect to the Company or any Subsidiary thereof, any Indebtedness permitted under or not prohibited by Section 6.02 of the Driftwood Credit Agreement (other than clause (g) thereof, except to the extent the Indebtedness pursuant to such clause constitutes Subordinated Indebtedness), (N) Contingent Obligations that are guarantees of Indebtedness described in clauses (A) through (E) and (G) through (M); and (O) extensions, refinancings and renewals of any items of Permitted Indebtedness (other than any Indebtedness repaid with the proceeds of the Notes), provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon the Company or its Subsidiary, as the case may be, and provided further, that if the lender of any such proposed extension, refinancing or renewal of Permitted Indebtedness incurred hereunder is different from the lender of the Permitted Indebtedness to be so extended, refinanced or renewed then, in addition to the foregoing proviso, such Permitted Indebtedness shall also not have a final maturity date, amortization payment, sinking fund, mandatory redemption or other repurchase obligation or put right at the option of the lender or holder of such Indebtedness earlier than one hundred eighty-one (181) days following the Maturity Date.

        "Permitted Intellectual Property Licenses" means Intellectual Property (A) licenses in existence at the Issue Date and (B) non-perpetual licenses granted in the ordinary course of business on arm's length terms consisting of the licensing of technology, the development of technology or the providing of technical support which may include licenses with unlimited renewal options solely to the extent such options require mutual consent for renewal or are subject to financial or other conditions as to the ability of licensee to perform under the license; provided such license was not entered into during continuance of a Default or an Event of Default.

        "Permitted Investment" means: (A) Investments disclosed in public filings; (B) (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor's Corporation or Moody's Investors Service, (iii) certificates of deposit issued by any bank with assets of at least $500,000,000 maturing no more than one year from the date of investment therein, and (iv) money market accounts; (C) Investments accepted in connection with Permitted Transfers; (D) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of the Company's business; (E) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers in the ordinary course of business and consistent with past practice, provided that this subparagraph (E) shall not apply to Investments of the Company in any Subsidiary; (F) Investments consisting of loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of Capital Stock of the Company pursuant to employee stock purchase plans or other similar agreements approved by the Company's Board of Directors; (G) Investments consisting of travel advances in the ordinary course of business; (H) Investments in Wholly Owned Subsidiaries; (I) Permitted Intellectual Property Licenses; (J) additional Investments that do not exceed fifty thousand dollars ($50,000) in the aggregate in any twelve (12) month period; (K) Investments in shares of UK Oil & Gas PLC owned as of the Issue Date by the Company or any of its Subsidiaries; and (L) without duplication of the foregoing, (x) with respect to ProductionCo and its Subsidiaries, any Investments of ProductionCo and its Subsidiaries permitted under Section 8.6 of the ProductionCo Credit Agreement (subject to the limitation set forth in clause (g) of the definition of "Permitted Investment" in the Driftwood Credit Agreement) and (y) without duplication of the preceding clause (x), with respect to the Company or any Subsidiary thereof, any Investments permitted Section 6.04 of the Driftwood Credit Agreement.

        "Permitted Liens" means any and all of the following: (A) Liens in favor of holder; (B) Liens disclosed in public filings; (C) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that the Company maintains adequate reserves therefor in accordance with GAAP; (D) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of business; provided, that the payment thereof is not yet required; (E) Liens arising from judgments, decrees or attachments in circumstances which do not constitute a Default or an Event of Default hereunder; (F) the following deposits, to the extent made in the ordinary course of business: deposits under workers' compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder or environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; (G) Liens on Equipment or software or other intellectual property constituting purchase money Liens and Liens in connection with Capital Leases securing Indebtedness permitted in clause (C) of "Permitted Indebtedness"; (H) leasehold interests in leases or subleases and licenses granted in the ordinary course of the Company's business and not interfering in any material respect with the business of the licensor and Permitted Intellectual Property Licenses; (I) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due; (J) Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets); (K) statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms; (L) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property; (M) Liens on Cash or Cash Equivalents securing obligations permitted under clause (D) and (G) of the definition of Permitted Indebtedness; (N) Liens securing obligations permitted under clause (J) of the definition of Permitted Indebtedness; (O) without duplication of the foregoing, (x) with respect to ProductionCo and its Subsidiaries, any Liens of ProductionCo and its Subsidiaries permitted under Section 8.3 of the ProductionCo Credit Agreement (subject to the limitation set forth in clause (m) of the definition of "Permitted Liens" in the Driftwood Credit Agreement) and (y) without duplication of the preceding clause (x), with respect to the Company or any Subsidiary, any Liens permitted or not prohibited by Section 6.03 of the Driftwood Credit Agreement; and (P) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clauses (A) through (O) above (other than any Indebtedness repaid with the proceeds of the Notes); provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.

        "Permitted Restricted Payments" means, with respect to any Person, any of the following: (A) repurchases, redemptions, dividends or distributions made in the form of the Capital Stock of such Person; (B) payment in lieu of fractional shares of the Capital Stock of such Person in connection with any dividend, split, or combination thereof; (C) payments made or expected to be made in respect of withholding or similar taxes payable upon exercise of the Capital Stock of such Person by any future, present or former employee, director, officer, manager or consultant (or their respective controlled Affiliates or permitted transferees), and any repurchases of such Capital Stock deemed to occur upon exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price of such options or warrants or required withholding or similar taxes; (D) repurchases, redemptions, dividends or distributions in accordance with incentive compensation plans approved by such Person's Board of Directors (or equivalent governing body); (E) repurchases, redemptions, dividends or distributions in respect of (i) an exercise of the warrant shares under or pursuant to the terms of the Amended and Restated Common Stock Purchase Warrant, dated as of March 23, 2020, issued by the Company to Nineteen77 Capital Solutions A LP, as amended, restated or otherwise modified from time to time on prior to the date hereof or otherwise amended, restated or otherwise modified in a manner not adverse to the holders, (ii) an exercise of the warrant shares under or pursuant to the terms of the Warrant to Purchase Common Stock issued by the Company to Nineteen77 Capital Solutions A LP, as amended, as described in "—Summary—Recent Developments," restated or otherwise modified from time to time in a manner not adverse to the holders or (iii) the Warrants (as defined in the Securities Purchase Agreement), (E) dividends or distributions by a Subsidiary of the Company to the Company or a parent company of such Subsidiary that is a direct or indirect Wholly Owned Subsidiary of the Company; (F) repurchases or redemptions of any class of Capital Stock pursuant to employee, director or consultant repurchase plans or other similar agreements approved by the Board of Directors; and (G) to the extent constituting a repurchase, redemption or distribution, conversion of the series C preferred shares of the Company held by Bechtel Oil, Gas and Chemicals, Inc. into shares of Common Stock.

        "Permitted Transfers" means (A) dispositions of inventory sold, and Permitted Intellectual Property Licenses entered into, in each case, in the ordinary course of business, (B) dispositions of worn-out, obsolete or surplus property at fair market value in the ordinary course of business; (C) dispositions of accounts or payment intangibles (each as defined in the UCC) resulting from the compromise or settlement thereof in the ordinary course of business for less than the full amount thereof; (D) transfers consisting of Permitted Investments in Wholly Owned Subsidiaries under clause (H) of Permitted Investments; (E) other transfers of assets to any Person other than to a joint venture and which have a fair market value of not more than fifty thousand dollars ($50,000) in the aggregate in any fiscal year; (F) dispositions of shares of UK Oil & Gas PLC owned as of the Issue Date by the Company or any of its Subsidiaries; (G) dispositions or other transfers among the Company and its

Wholly Owned Subsidiaries; and (H) without duplication of the foregoing, (x) with respect to ProductionCo and its Subsidiaries, (i) any Dispositions (as defined in the ProductionCo Credit Agreement) by ProductionCo and its Subsidiaries permitted under Section 8.9 of the ProductionCo Credit Agreement or (ii) such other Dispositions by ProductionCo and its Subsidiaries, for fair market value consideration and conducted on arm's length basis, as may be consented to or permitted in accordance with the ProductionCo Credit Agreement after the Issue Date, and (y) without duplication of the preceding clause (x), with respect to the Company or any Subsidiary thereof, any dispositions permitted in or not prohibited by Section 6.07 of the Driftwood Credit Agreement.

        "Person" or "person" means any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

        "ProductionCo" means Tellurian Production Holdings, LLC, a Delaware limited liability company.

        "ProductionCo Credit Agreement" means that certain Credit Agreement, dated as of September 28, 2018, among ProductionCo, the lenders party thereto, Goldman Sachs Lending Partners LLC, as administrative agent, and J. Aron & Company LLC, as collateral agent, as such agreement, as amended, restated, supplemented or otherwise modified, prior to the Issue Date.

        "Requisite Stockholder Approval" means the stockholder approval contemplated by Nasdaq Listing Standard Rule 5635(d) with respect to the issuance of shares of Common Stock pursuant to the Notes and Warrant (as defined in the Securities Purchase Agreement) in excess of the limitations imposed by such rule; provided, however, that the Requisite Stockholder Approval will be deemed to be obtained if, due to any amendment or binding change in the interpretation of the applicable listing standards of The Nasdaq Capital Market, such stockholder approval is no longer required for the Company to deliver shares of Common Stock to the holder without the limitations set forth in the Notes.

        "Securities Purchase Agreement" means that certain Securities Purchase Agreement, dated as of April 28, 2020, between the Company and High Trail Investments SA LLC providing for the issuance of the Notes.

        "Significant Subsidiary" means, with respect to any Person, any Subsidiary of such Person that constitutes a "significant subsidiary" (as defined in Rule 1-02(w) of Regulation S-X under the Exchange Act) of such Person; provided, however, that, in the case of a Subsidiary that meets the criteria of clause (3) of the definition thereof but not clause (1) or (2) thereof, such Subsidiary will be deemed not to be a Significant Subsidiary unless such Subsidiary's income (loss) from continuing operations before income taxes, exclusive of amounts attributable to any non-controlling interests, for the last completed fiscal year prior to the date of such determination exceeds two million dollars ($2,000,000).

        "Subordinated Indebtedness" means Indebtedness subordinated to the Notes pursuant to a written agreement between the holders and the applicable lender in amounts and on terms and conditions satisfactory to the holders in their sole discretion.

        "Subsidiary" means, with respect to any Person, (A) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than fifty percent (50%) of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency, but after giving effect to any voting agreement or stockholders' agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees, as applicable, of such corporation, association or other business entity is owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person; and (B) any partnership or limited liability company where (i) more than fifty percent (50%) of the capital accounts, distribution rights, equity and voting interests, or of the general and limited partnership interests, as applicable, of such partnership or limited liability company are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person, whether in the form of membership, general, special or limited partnership or limited liability company interests or otherwise; and (ii) such Person or any one or more of the other Subsidiaries of such Person is a controlling general partner of, or otherwise controls, such partnership or limited liability company.

        "Trademark License" means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by the Company or in which the Company now holds or hereafter acquires any interest.

        "Trademarks" means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof.

        "Trading Day" means any day on which (A) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded; and (B) there is no Market Disruption Event. If the Common Stock is not so listed or traded, then "Trading Day" means a Business Day.

        "UCC" means the Uniform Commercial Code as the same is, from time to time, in effect in the State of New York.

        "VWAP Market Disruption Event" means, with respect to any date, (A) the failure by the principal U.S. national or regional securities exchange on which the Common Stock is then listed, or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, the principal other market on which the Common Stock is then traded, to open for trading during its regular trading session on such date; or (B) the occurrence or existence, for more than one half hour period in the aggregate, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time, on such date.

        "VWAP Trading Day" means a day on which (A) there is no VWAP Market Disruption Event; and (B) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded. If the Common Stock is not so listed or traded, then "VWAP Trading Day" means a Business Day.

        "Wholly Owned Subsidiary" of a Person means any Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) are owned by such Person or one or more Wholly Owned Subsidiaries of such Person.

 DESCRIPTION OF THE WARRANTS

        The following description, together with the description of the general terms and provisions of our warrants set forth in the accompanying prospectus under the heading "Description of Our Warrants," is intended to be an overview of the material provisions of the Warrants. In this description, the terms the "Company," "we," "our" and "us" each refer to Tellurian Inc. and not any of our subsidiaries. This summary is not complete and is qualified in its entirety by reference to the Warrants. This summary supplements and, to the extent inconsistent therewith, replaces, the description of the general terms and provisions of our warrants set forth in the accompanying prospectus. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them by the Warrants.

General

        Subject to the restrictions described below, the Warrants will be exercisable for up to 20,000,000 shares of our common stock at an exercise price of $1.542 per share, subject to certain adjustments set forth in the Warrant and described below.

Exercise

        The Warrants will be exercisable in whole or in part at any time beginning six months after the closing of the transactions described herein and from time to time for five years thereafter. The Warrants may be exercised on any business day after they become exercisable, in whole or in part in increments of 25,000 Warrant Shares, by delivery of a duly completed and executed written notice of the holder's election to exercise. Within two trading days following the delivery of the exercise notice, the holder shall make payment to the Company of an amount equal to the exercise price multiplied by the number of Warrant Shares as to which the Warrants are being exercised in cash by wire transfer of immediately available funds or, if permitted under the circumstances described below in "Exercise Price—Cashless Exercise," by notifying the Company that the Warrants are being exercised pursuant to a cashless exercise. A holder may be entitled to certain remedies (including liquidated damages) under the Warrants if we fail to deliver Warrant Shares in a timely fashion to the holder upon exercise.

Exercise Price

General

        The Warrants are initially exercisable at a price per share equal to $1.542.

Adjustment of Exercise Price

        The exercise price of the Warrants, and the number of Warrant Shares potentially issuable upon exercise of the Warrants, will be adjusted proportionately if we subdivide our shares of common stock into a greater number of shares or combine our shares of common stock into a smaller number of shares. In addition, the exercise price of the Warrants may be reduced for any period of time deemed appropriate by our board of directors.

Cashless Exercise

        If a registration statement covering the issuance or resale of the Warrant Shares is not available at the time of exercise, a holder may exercise part or all of the Warrants via a cashless exercise mechanism. The number of Warrant Shares issuable upon a cashless exercise shall be determined pursuant to the following formula:

For purposes of the foregoing formula:
A	=	the total number of shares with respect to which a Warrant is then being exercised.
B	=	a recent closing trading price of our common stock determined as set forth in the Warrants.
C	=	the exercise price then in effect.

Limitation on Beneficial Ownership

        No holder of Warrants will have the right to exercise any portion of the Warrants, and we will not effect any exercise of any portion of the Warrants, to the extent that after giving effect to such exercise, the holder would beneficially own in excess of 4.99% of the outstanding shares of our common stock for purposes of Section 13(d) of the Exchange Act. Each holder of Warrants will be required to make a representation in connection with any exercise of the Warrants to the effect that, after giving effect to such exercise, such holder would not beneficially own in excess of 4.99% of the outstanding shares of our common stock for purposes of Section 13(d) of the Exchange Act.

Reservation of Shares

        We will be obligated to reserve for issuance a number of shares of our common stock sufficient to allow for the exercise of all of the Warrants. A holder may be entitled to certain remedies (including liquidated damages) set forth in the Warrants if we fail to issue Warrant Shares upon exercise because we do not have a sufficient number of authorized and unreserved shares of our common stock to allow for the exercise of such Warrants.

Rights of Holders to Participate in Certain Distributions and Purchases

        If, while the Warrants are outstanding, we pay dividends on our common stock, or grant, issue, sell, or make distributions of certain options, convertible securities or rights to purchase common stock on a pro rata basis to holders of our common stock, holders of Warrants will generally be entitled to participate in those dividends or purchase rights as if they held the number of shares of common stock then issuable upon exercise of the Warrants.

Fundamental Transactions and Changes of Control

        If, while the Warrants are outstanding, we enter into a "Fundamental Transaction"—a term defined in the Warrants that generally refers to a merger, sale of a substantial amount of assets or other business combination transaction—holders of Warrants will have the right to receive an instrument of the acquiring or successor entity that is exercisable for a proportionate number of shares of capital stock of such entity at a proportionate exercise price per share relative to the number of shares of our common stock for which the Warrants could be exercised prior to such Fundamental Transaction. In addition, if the Fundamental Transaction also constitutes a "Change of Control" as defined in the Warrant, holders may require us, or the successor entity, to repurchase the Warrants for an amount in cash (or, in the case of a Change of Control transaction that is not within our control, in the same form of consideration received by holders of our common stock in connection with such transaction, which may include shares of capital stock of a successor entity) equal to the "Black Scholes Value" of the Warrants, as that term is defined in the Warrants. The Black Scholes Value is based on a formula set forth in the Warrants and is intended to approximate the value of the option inherent in the Warrants at the relevant time.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        This section is a discussion of the material U.S. federal income tax considerations relating to the purchase, ownership, and disposition of the Securities and the ownership and disposition of any shares of our common stock issued (i) to the holder of the Notes upon such holder's exercise of the conversion right upon an event of default under the Notes and (ii) to the holder of the Warrants upon the exercise of the Warrants (in either case, the "Issued Common Shares"), but does not purport to be a complete analysis of all potential tax effects and does not address the effects of any state, local, alternative minimum, estate, gift or non-U.S. tax laws. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations issued thereunder, and judicial and administrative interpretations thereof, each as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect and to differing interpretations, which could result in U.S. federal income tax considerations different from those described below. No rulings from the Internal Revenue Service (the "IRS") have been or are expected to be sought with respect to the matters discussed below. The discussion below is not binding on the IRS or the courts. Accordingly, there can be no assurance that the IRS will not take a position concerning the tax considerations of the purchase, ownership, or disposition of the Securities or the ownership and disposition of any Issued Common Shares that is different from those discussed below or that any such position would not be sustained.

        The summary generally applies only to U.S. holders (as defined below) of the Securities that purchase the Securities in this offering and that hold the Securities and any Issued Common Shares as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular beneficial owner in light of the beneficial owner's circumstances (for example, persons subject to the alternative minimum tax provisions of the Code, or a U.S. holder whose "functional currency" is not the U.S. dollar). Also, it is not intended to be wholly applicable to all categories of investors, some of which may be subject to special rules (such as partnerships and pass-through entities and investors in such entities, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt entities, tax-deferred or other retirement accounts, certain former citizens or residents of the United States, persons holding the Securities or Issued Common Shares as part of a hedging, conversion or integrated transaction or a straddle, persons that own, or are deemed to own, more than 5% of our common stock, persons deemed to sell the Securities or the Issued Common Shares under the constructive sale provisions of the Code, or persons required under Section 451(b) of the Code to conform the timing of income accruals with respect to the Securities or the Issued Common Shares to their financial statements). Finally, the summary does not address the potential application of the Medicare contribution tax on net investment income, the effects of the U.S. federal estate and gift tax laws or any applicable non-U.S., state or local laws.

        INVESTORS CONSIDERING THE PURCHASE OF THE SECURITIES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF U.S. FEDERAL ESTATE AND GIFT TAX LAWS, NON-U.S., STATE AND LOCAL LAWS, AND TAX TREATIES.

        As used herein, the term "U.S. holder" means a beneficial owner of the Securities or Issued Common Shares that, for U.S. federal income tax purposes, is (1) an individual who is a citizen or resident of the United States, (2) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state of the United States, or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if it (a) is subject to the primary supervision of a

U.S. court and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        If a partnership (including an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of the Securities or Issued Common Shares, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. A beneficial owner of the Securities or Issued Common Shares that is a partnership, and partners in such partnership, should consult their own tax advisors about the U.S. federal income tax consequences of purchasing, owning, or disposing of the Securities and owning and disposing of the Issued Common Shares.

General

        The Securities should be treated for U.S. federal income tax purposes as an investment unit consisting of the Notes and the Warrants. The purchase price paid for the Securities must be allocated between the Notes and the Warrants based on their respective relative fair market values. We will determine this allocation based upon our determination, which we will complete at the closing of this offering, of the relative values of the Notes and the Warrants. This allocation will be reported to the holder of the Securities. This allocation is not binding on you (except as set forth in the Securities Purchase Agreement), the IRS or the courts. Prospective investors are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Securities, and the allocation between the Notes and the Warrants of the purchase price paid for the Securities.

Original Issue Discount

        The Notes are being issued with original issue discount ("OID") in an amount equal to the excess of the "stated redemption price at maturity" of the Notes over their "issue price." For purposes of the foregoing, the general rule is that the stated redemption price at maturity of a debt instrument is the sum of all payments provided by the debt instrument other than payments of "qualified stated interest." None of the payments on the Notes will constitute qualified stated interest. The "issue price" of the Notes is the amount of the purchase price paid for the Securities that is allocated to the Notes (see "—General" above). A U.S. holder generally must include OID in gross income without regard to the receipt of cash attributable to that income. However, a U.S. holder generally will not be required to include separately in income cash payments received on the Notes.

        The amount of OID includible in income for a taxable year by a U.S. holder will generally equal the sum of the "daily portions" of the total OID on the Notes for each day during the taxable year (or portion of the taxable year) on which such holder held the Notes. Generally, the daily portion of the OID is determined by allocating to each day in any accrual period a ratable portion of the OID allocable to such accrual period. The amount of OID allocable to an accrual period will generally be the product of the "adjusted issue price" of the Notes at the beginning of such accrual period and its "yield to maturity." The "adjusted issue price" of the Notes at the beginning of an accrual period will equal the issue price plus the amount of OID previously includible in the gross income of the holder, less any payments made on the Notes on or before the first day of the accrual period. The "yield to maturity" of the Notes should be the discount rate that, when used to compute the present value of all payments to be made on the Notes under the schedule of Amortization Payments, produces an amount equal to the issue price of the Notes. An accrual period may be of any length and may vary in length over the term of the Notes, provided that each accrual period is no longer than one year and each scheduled payment on the Notes occurs either on the final day or the first day of an accrual period.

        If Additional Amortization Payments are made, a portion of the Notes will be treated as retired (see "—Sale, Exchange, Redemption or Other Taxable Disposition of the Notes" below). Generally, for purposes of determining (i) the gain or loss attributable to the portion of the Notes retired and (ii) the OID accruals on the portion of the Notes remaining outstanding, the adjusted issue price, the holder's adjusted tax basis, and the accrued but unpaid OID of the Notes, determined immediately before the Additional Amortization Payment, will be allocated between the two portions of the Notes based on the portion of the Notes that is treated as retired.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes

        A U.S. holder generally will recognize capital gain or loss if the holder disposes of Notes in a sale, exchange, redemption or other taxable disposition. The U.S. holder's gain or loss will equal the difference between the amount realized by the holder and the holder's tax basis in the Notes. The amount realized by the U.S. holder will include the amount of any cash and the fair market value of any other property received for the Notes. The U.S. holder's tax basis in the Notes generally will equal the amount the holder paid for the Notes, increased by the OID previously included in gross income by the holder and reduced by any payments previously received by the holder in respect of the Notes. The gain or loss recognized by the U.S. holder on the disposition of Notes generally will be long-term capital gain or loss if the holder held the Notes for more than one year, or short-term capital gain or loss if the holder held the Notes for one year or less, at the time of the transaction. Long-term capital gains of non-corporate taxpayers generally are taxed at reduced rates. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

Payment of Common Stock upon Exercise of Conversion Right upon Event of Default

        The tax consequences of the issuance of our common stock to the holder of Notes upon the holder's exercise of the conversion right upon an event of default under the Notes are not clear. The receipt of such Issued Common Shares may be treated as a taxable exchange of the Notes. In such event, the holder should recognize gain to the extent the fair market value of the Issued Common Shares exceeds the holder's tax basis in the portion of the Notes exchanged therefor in the manner described above under "—Sale, Exchange, Redemption or Other Taxable Disposition of the Notes." In such case, a U.S. holder's tax basis in any Issued Common Shares received in the exchange will equal the fair market value of such shares on the date of the exchange, and the holder's holding period in such shares will begin the day after the date of the exchange.

        It is possible, however, that the issuance of our common stock to the holder of Notes upon the holder's exercise of the conversion right upon an event of default under the Notes may be non-taxable to the holder of the Notes. In such event, a U.S. holder's tax basis in the Issued Common Shares received would equal the U.S. holder's tax basis in the Notes exchanged therefor, and the holding period of the Issued Common Shares would include the holding period of the Notes exchanged therefor.

        DUE TO THE UNCERTAINTY OF THE U.S. FEDERAL INCOME TAX TREATMENT OF THE ISSUANCE OF OUR COMMON STOCK TO A HOLDER OF NOTES UPON THE HOLDER'S EXERCISE OF THE CONVERSION RIGHT UPON AN EVENT OF DEFAULT UNDER THE NOTES, THERE CAN BE NO ASSURANCE WHICH, IF ANY, OF THE ALTERNATIVE TAX CONSEQUENCES AND HOLDING PERIODS DESCRIBED ABOVE WOULD BE ADOPTED BY THE IRS OR A COURT. ACCORDINGLY, HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE ISSUANCE OF OUR COMMON STOCK TO HOLDERS OF THE NOTES IN LIEU OF CERTAIN CASH PAYMENTS REQUIRED BY THE NOTES.

Exercise or Lapse of the Warrants

        Except as discussed below with respect to the net exercise of a Warrant (referred to herein as a "cashless exercise"), upon the exercise of a Warrant, a U.S. holder will not recognize gain or loss and will have a tax basis in the Issued Common Shares received equal to the U.S. holder's tax basis in the Warrant plus the exercise price of the Warrant. The holding period for the Issued Common Shares received pursuant to the exercise of a Warrant will begin on the date following the date of exercise and will not include the period during which the U.S. holder held the Warrant. If a Warrant is allowed to lapse unexercised, a U.S. holder will recognize a capital loss in an amount equal to its tax basis in the Warrant. Such loss will be long-term capital loss if the Warrant has been held for more than one year as of the date the Warrant lapsed. The deductibility of capital losses is subject to certain limitations.

        Under certain circumstances, upon the exercise of a Warrant, you may elect to settle the exercised Warrant pursuant to a cashless exercise (see discussion above in "The Warrants—Exercise Price—Cashless Exercise"). The tax consequences of a cashless exercise of a Warrant are not clear under current tax law. A cashless exercise may be tax-free either because the exercise is not a gain recognition event or because the exercise is treated as a tax-free recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. holder's tax basis in the Issued Common Shares received would equal the U.S. holder's tax basis in the Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the Issued Common Shares would include the holding period of the Warrant. If the cashless exercise were otherwise treated as not being a gain recognition event, the holding period in the Issued Common Shares might be treated as commencing on the date following the date of exercise of the Warrants. We expect to treat such an exchange as a tax-free recapitalization for U.S. federal income tax purposes.

        It is possible, however, that a cashless exercise could be treated as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder could be deemed to have exchanged for cash equal to their fair market value a number of Warrants having a value equal to the exercise price for the total number of Warrants to be exercised. In this case, a U.S. holder would recognize gain or loss in an amount equal to the difference between the fair market value of the Warrants deemed surrendered to pay the exercise price and the U.S. holder's tax basis in such Warrants deemed surrendered. Alternatively, a U.S. holder may recognize gain or loss in an amount equal to the fair market value of all the Warrants surrendered in the exercise less the U.S. holder's tax basis in such Warrants. In either such case, any such gain or loss would be capital gain or loss, and would be long-term capital gain or loss if the U.S. holder's holding period of the Warrants at the time of the exchange exceeded one year, and the U.S. holder's tax basis in the Issued Common Shares received would equal the sum of the U.S. holder's tax basis in the Warrants deemed exercised plus the amount of gain recognized in the exchange. A U.S. holder's holding period for the Issued Common Shares received would commence on the date following the date of exercise of the Warrants.

        DUE TO THE ABSENCE OF AUTHORITY ON THE U.S. FEDERAL INCOME TAX TREATMENT OF A CASHLESS EXERCISE OF WARRANTS, THERE CAN BE NO ASSURANCE WHICH, IF ANY, OF THE ALTERNATIVE TAX CONSEQUENCES AND HOLDING PERIODS DESCRIBED ABOVE WOULD BE ADOPTED BY THE IRS OR A COURT. ACCORDINGLY, HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF A CASHLESS EXERCISE OF WARRANTS.

Adjustment to Exercise Price

        Under Section 305 of the Code, if certain adjustments are made (or not made) to the number of shares of our common stock to be issued upon the exercise of a Warrant or to the Warrant's exercise price, a U.S. holder may be deemed to have received a constructive distribution, which could result in the inclusion of dividend income.

Distributions on Common Stock

        If after a U.S. holder acquires any Issued Common Shares we make a distribution in respect of our common stock from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), the distribution generally will be treated as a dividend to the extent of such current or accumulated earnings and profits and will be includible in a U.S. holder's income at the time such holder is treated as receiving such distribution for U.S. federal income tax purposes. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of the U.S. holder's investment, up to the U.S. holder's tax basis in its common stock, and any remaining excess will be treated as capital gain from the sale or exchange of the common stock (as described below under "—Sale, Exchange or Other Taxable Disposition of Common Stock or Warrants"). If the U.S. holder is a U.S. corporation, it would generally be able to claim a dividends received deduction on a portion of any distribution taxed as a dividend, provided that certain holding period and other requirements are satisfied. Subject to certain exceptions, dividends received by non-corporate U.S. holders are taxed at the reduced rates applicable to long-term capital gains, provided that certain holding period requirements are met.

Sale, Exchange or Other Taxable Disposition of Common Stock or Warrants

        A U.S. holder generally will recognize capital gain or loss on a sale, exchange or other taxable disposition of Issued Common Shares or Warrants. The U.S. holder's gain or loss will equal the difference between the proceeds received by the holder and the holder's tax basis in the Issued Common Shares or Warrants. The proceeds received by the U.S. holder will include the amount of any cash and the fair market value of any other property received for the Issued Common Shares or Warrants. The gain or loss recognized by a U.S. holder on a sale, exchange or other taxable disposition of Issued Common Shares or Warrants will be long-term capital gain or loss if the holder's holding period in the Issued Common Shares or Warrants is more than one year, or short-term capital gain or loss if the holder's holding period in the Issued Common Shares or Warrants is one year or less, at the time of the transaction. Long-term capital gains of non-corporate taxpayers generally are taxed at reduced rates. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

        Information reporting requirements will generally apply to OID accrued with respect to the Notes, distributions on Issued Common Shares (including constructive distributions deemed paid) and to the proceeds of a sale or exchange of the Securities or the Issued Common Shares unless a U.S. holder is an exempt recipient, such as a corporation. Backup withholding will apply to those payments if a U.S. holder fails to provide its correct taxpayer identification number or certification of exempt status, or fails to report in full interest and dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against U.S. federal income tax liability, provided the required information is timely furnished to IRS.

LEGAL MATTERS

        The validity of the Notes and the Warrants to be issued by us under this prospectus supplement will be passed upon for us by Baker Botts L.L.P. The validity of the shares issuable by us under this prospectus supplement upon an event of default under the Notes or upon conversion of the Warrants will be passed upon for us by Davis Graham & Stubbs LLP.

 EXPERTS

        The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus supplement by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2019, and the effectiveness of Tellurian's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and the related financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        Certain information contained in the documents we include herein and incorporate by reference into this prospectus supplement with respect to the Company's oil and gas reserves is derived from the reports of Netherland, Sewell & Associates, Inc., an independent petroleum engineering firm, and has been included and incorporated by reference into this prospectus supplement upon the authority of said firm as experts with respect to the matters covered by such reports and in giving such reports.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational reporting requirements of the Exchange Act, and we file annual, quarterly, and other reports, proxy statements, and other information with the SEC. Our SEC filings are available to the public at the SEC's website at http://www.sec.gov and at our website at http://www.tellurianinc.com. However, information on our website will not be considered a part of this prospectus supplement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus supplement. We incorporate by reference the following information or documents that we have filed with the SEC:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC on February 24, 2020;

  •
  our Current Reports on Form 8-K filed with the SEC on January 21, 2020, February 11, 2020, March 2, 2020, March 9, 2020 and March 23, 2020 (both filings); and

  •
  the description of our common stock contained in our Current Report on Form 8-K filed with the SEC on June 26, 2013, as the same may be amended from time to time, and as superseded by the disclosures in "Description of Our Capital Stock" in the prospectus to our Registration Statement on Form S-3ASR filed with the SEC on January 3, 2020.

        All reports and other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination or completion of this offering shall be deemed to be incorporated by reference into this prospectus supplement and the accompanying base prospectus and shall be a part hereof from the date of filing of such reports and documents.

        Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement shall be deemed modified, superseded or replaced for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement, or in any subsequently filed document that also is deemed to be incorporated by reference in this prospectus supplement, modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus supplement. None of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K or any corresponding information, either furnished under Item 9.01 or included as an exhibit thereto, that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus supplement, except as otherwise expressly set forth in the relevant document. Subject to the foregoing, all information appearing in this prospectus supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

        We will furnish to you, upon written or oral request, a copy of any or all of the documents that have been incorporated by reference, including exhibits to those documents. You may request a copy of those filings at no cost by writing or telephoning our corporate secretary at the following address, telephone number, facsimile number and e-mail address:

Tellurian Inc.
Attention: Corporate Secretary
1201 Louisiana Street, Suite 3100
Houston, Texas 77002
Telephone No.: (832) 962-4000
Facsimile No.: (832) 962-4055
E-mail: CorpSec@tellurianinc.com

        Except as provided above, no other information, including information on our website, is incorporated by reference in this prospectus supplement.

PROSPECTUS

Tellurian Inc.

Common Stock
Preferred Stock
Warrants
Units
Debt Securities

        We may offer and sell from time to time common stock, preferred stock, warrants to purchase common stock or preferred stock, and debt securities in one or more transactions. We may also offer and sell from time to time, in one or more transactions, such securities as may be issuable upon the conversion, exercise or exchange of preferred stock, warrants or debt securities. Any securities registered hereunder may be sold separately or as units with the other securities registered hereunder.

        This prospectus provides you with a description of our common stock and a general description of the other securities we may offer. A prospectus supplement containing specific information about the terms of the securities being offered and the offering, including the compensation of any underwriter, agent or dealer, will accompany this prospectus to the extent required. Any prospectus supplement may also add, update or change information contained in this prospectus. If information in any prospectus supplement is inconsistent with the information in this prospectus, then the information in that prospectus supplement will apply and will supersede the information in this prospectus. You should carefully read both this prospectus and any prospectus supplement, together with additional information described in "Where You Can Find More Information" and "Incorporation of Certain Information by Reference," before you invest in our securities.

        Our common stock is listed for trading on the Nasdaq Capital Market under the ticker symbol "TELL." On April 27, 2020, the closing price of our common stock as reported on the Nasdaq Capital Market was $1.57 per share. None of the other securities offered under this prospectus are publicly traded.

        INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 28, 2020.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process on Form S-3. See "Where You Can Find More Information" and "Incorporation of Certain Information by Reference." Under the shelf registration, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a description of our common stock and a general description of the other securities that we may offer. Each time that securities are sold pursuant to the registration statement, we will, to the extent required, provide a prospectus supplement that will contain specific information about the terms of the securities being offered and the offering. The prospectus supplement also may add, update or change information contained or incorporated by reference in this prospectus. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings and securities. You should read both this prospectus and any prospectus supplement or free writing prospectus together with additional information described in "Where You Can Find More Information" and "Incorporation of Certain Information by Reference" before you invest.

        You should rely only on the information contained in this prospectus and in any relevant prospectus supplement or free writing prospectus, including any information incorporated herein or therein by reference. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information in this prospectus, any accompanying prospectus supplement, any free writing prospectus or any document incorporated by reference is accurate as of any date other than the date on its front cover. Our business, financial condition, results of operations and prospects may have changed since the date indicated on the front cover of such documents. Neither this prospectus nor any prospectus supplement or free writing prospectus constitutes an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus or a prospectus supplement or free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

        In this prospectus, references to "Tellurian," the "Company," the "issuer," "we," "us" or "our" refer to Tellurian Inc. (which, until February 10, 2017, was known as Magellan Petroleum Corporation) and its subsidiaries, unless the context suggests otherwise.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and we file annual, quarterly, and other reports, proxy statements, and other information with the SEC. Our SEC filings are available to the public at the SEC's website at http://www.sec.gov and at our website address at http://www.tellurianinc.com. However, information on our website will not be considered a part of this prospectus.

        We have filed with the SEC a registration statement on Form S-3 (together with all exhibits, amendments and supplements, the "Registration Statement") of which this prospectus constitutes a part, under the Securities Act of 1933, as amended (the "Securities Act"). This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules of the SEC. For further information pertaining to us, reference is made to the Registration Statement. Statements contained in this prospectus, any prospectus supplement or any document incorporated herein or therein by reference concerning the provisions of documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC. Copies of the Registration Statement are on file at the offices of the SEC, and may be inspected without charge at those offices, the address of which is set forth above, and copies may be obtained from the SEC at prescribed rates. The Registration Statement has been filed electronically through the SEC's Electronic Data Gathering, Analysis and Retrieval System and may be obtained through the SEC web site at http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference the following information or documents that we have filed with the SEC:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC on February 24, 2020;

  •
  our Current Reports on Form 8-K filed with the SEC on January 21, 2020, February 11, 2020, March 2, 2020, March 9, 2020 and March 23, 2020 (both filings); and

  •
  the description of our common stock contained in our Current Report on Form 8-K filed with the SEC on June 26, 2013, as the same may be amended from time to time, and as superseded by the disclosures in "Description of Our Capital Stock" herein.

        All reports and other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination or completion of this offering shall be deemed to be incorporated by reference into this prospectus and shall be a part hereof from the date of filing of such reports and documents.

        Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document that also is deemed to be incorporated by reference in this prospectus, modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus. None of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K or any corresponding information, either furnished under Item 9.01 or included as an exhibit thereto, that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus, except as otherwise expressly set forth in the relevant document. Subject to the foregoing, all information appearing in this prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

        We will furnish to you, upon written or oral request, a copy of any or all of the documents that have been incorporated by reference, including exhibits to those documents. You may request a copy of those filings at no cost by writing or telephoning our corporate secretary at the following address, telephone number, facsimile number and e-mail address:

Tellurian Inc.
Attention: Corporate Secretary
1201 Louisiana Street, Suite 3100
Houston, Texas 77002
Telephone No.: (832) 962-4000
Facsimile No.: (832) 962-4055
E-mail: CorpSec@tellurianinc.com

        Except as provided above, no other information, including information on our website, is incorporated by reference in this prospectus.

 ABOUT TELLURIAN INC.

        We intend to create value for shareholders by building a low-cost, global natural gas business, profitably delivering natural gas to customers worldwide (the "Business"). We are developing a portfolio of natural gas production, liquefied natural gas ("LNG") marketing, and infrastructure assets that includes an LNG terminal facility (the "Driftwood terminal") and three related pipelines (the "Pipeline Network"). We refer to the Driftwood terminal, the Pipeline Network and certain natural gas production assets collectively as the "Driftwood Project." We currently estimate the total cost of the Driftwood Project to be approximately $28.9 billion, including owners' costs, transaction costs and contingencies but excluding interest costs incurred during construction of the Driftwood terminal and other financing costs. Our Business may be developed in phases.

        The proposed Driftwood terminal will have a liquefaction capacity of approximately 27.6 million tonnes per annum and will be situated on approximately 1,000 acres in Calcasieu Parish, Louisiana. The proposed Driftwood terminal will include up to 20 liquefaction trains, three full containment LNG storage tanks and three marine berths. We have entered into four lump sum turnkey engineering, procurement and construction agreements totaling $15.5 billion with Bechtel Oil, Gas and Chemicals, Inc. ("Bechtel") for construction of the Driftwood terminal.

        The proposed Pipeline Network is currently expected to consist of three pipelines, the Driftwood pipeline, the Haynesville Global Access Pipeline and the Permian Global Access Pipeline. The Driftwood pipeline will be a 96-mile large diameter pipeline that will interconnect with 14 existing interstate pipelines throughout southwest Louisiana to secure adequate natural gas feedstock for the Driftwood terminal. The Driftwood pipeline will be comprised of 48-inch, 42-inch and 36-inch diameter pipeline segments and three compressor stations totaling approximately 274,000 horsepower, all as necessary to provide approximately 4 billion cubic feet per day ("Bcf/d") of average daily natural gas transportation service. We estimate construction costs for the Driftwood pipeline of up to approximately $2.3 billion before owners' costs, financing costs and contingencies.

        The Haynesville Global Access Pipeline is expected to run approximately 200 miles from northern to southwest Louisiana. The Permian Global Access Pipeline is expected to run approximately 625 miles from west Texas to southwest Louisiana. Each of these pipelines is expected to have a diameter of 42 inches and be capable of delivering approximately 2 Bcf/d of natural gas. We currently estimate that construction costs will be approximately $1.4 billion for the Haynesville Global Access Pipeline and approximately $4.2 billion for the Permian Global Access Pipeline, in each case before owners' costs, financing costs and contingencies. We are also considering the potential development of a fourth pipeline, the Delhi Connector Pipeline, which would run approximately 180 miles from Perryville/Delhi in northeast Louisiana to Lake Charles, Louisiana.

        Our upstream properties, acquired in a series of transactions during 2017 and 2018, consist of 10,260 net acres and 67 producing wells (21 operated) located in the Haynesville Shale trend of northern Louisiana.

        In connection with the implementation of our Business, we are offering limited partnership interests in a subsidiary, Driftwood Holdings LP ("Driftwood Holdings"), which will own the Driftwood Project. Partners will contribute cash in exchange for equity in Driftwood Holdings and will receive LNG volumes at the cost of production, including the cost of debt, for the life of the Driftwood terminal. We plan to retain a portion of the ownership in Driftwood Holdings and have engaged Goldman Sachs & Co. and Société Générale to serve as financial advisors for Driftwood Holdings. We also continue to develop our LNG marketing activities.

        The Company was founded in 1957 and incorporated in Delaware in 1967 as Magellan Petroleum Corporation. We changed our corporate name to Tellurian Inc. shortly after completing a merger transaction with Tellurian Investments Inc., a Delaware corporation, in February 2017. Our common stock has been trading on the Nasdaq Stock Market since 1972. It currently trades under the ticker symbol "TELL."

        Our principal executive offices are located at 1201 Louisiana Street, Suite 3100, Houston, Texas 77002, and our telephone number is (832) 962-4000. We maintain a website at http://www.tellurianinc.com. The information contained in, or that can be accessed through, our website is not part of this prospectus.

RISK FACTORS

        Investing in our securities involves a high degree of risk. You should carefully consider the risks set forth in the "Risk Factors" section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which is incorporated in this prospectus by reference, as well as the risk factors set forth in any applicable prospectus supplement and the other reports we file from time to time with the SEC that are incorporated by reference in this prospectus. If any of the events described in such "Risk Factors" disclosures occurs or such risks otherwise materialize, our business, financial condition, results of operations, cash flows, or prospects could be materially adversely affected.

Resales of our common stock in the public market following an offering may cause the trading price to fall.

        Resales of a substantial number of shares of our common stock could depress the trading price of our common stock. An offering of new shares of our common stock could result in resales of our common stock by our current stockholders concerned about the potential dilution of their holdings. If our stockholders sell substantial amounts of our common stock in the public market following an offering, the trading price of our common stock could fall.

If you purchase our common stock in an offering, you may experience immediate dilution.

        Because the price per share of our common stock being offered may be higher than the book value per share of our common stock, you may suffer immediate and substantial dilution in the net tangible book value of the common stock you purchase in an offering. The issuance of additional shares of our common stock in future offerings could be dilutive to stockholders if they do not invest in future offerings. Moreover, to the extent that we issue options or warrants to purchase, or securities convertible into or exchangeable for, shares of our common stock in the future and those options, warrants or other securities are exercised, converted or exchanged, stockholders may experience further dilution.

Pandemics or disease outbreaks, such as the currently ongoing COVID-19 outbreak, may adversely affect our efforts to reach a final investment decision with respect to the Driftwood Project.

        Pandemics or disease outbreaks such as the currently ongoing COVID-19 outbreak may have a variety of adverse effects on our business, including by depressing commodity prices and the market value of our securities and limiting the ability of our management to travel to meet with partners and potential partners. Prospects for the development and financing of the Driftwood Project are based in part on factors including global economic conditions that have been, and are likely to continue to be, adversely affected by the COVID-19 pandemic. Additional effects of the pandemic on our business may include limits on the ability of our employees, or those of partners or vendors, to provide necessary services due to illness or quarantines and governmental restrictions on travel, imports or exports or financial transactions.

CAUTIONARY INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

        The information in this prospectus, including information in documents incorporated by reference in this prospectus, includes "forward-looking statements" within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. All statements, other than statements of historical facts, that address activities, events, or developments with respect to our financial condition, results of operations, or economic performance that we expect, believe, or anticipate will or may occur in the future, or that address plans and objectives of management for future operations, are forward-looking statements. The words "anticipate," "assume," "believe," "budget," "estimate," "expect," "forecast," "initial," "intend," "may," "plan," "potential," "project," "proposed," "should," "will," "would," and similar expressions are intended to identify forward-looking statements. These forward-looking statements relate to, among other things:

  •
  our businesses and prospects and our overall strategy;

  •
  planned or estimated capital expenditures;

  •
  availability of liquidity and capital resources;

  •
  our ability to obtain additional financing as needed and the terms of financing transactions, including at Driftwood Holdings;

  •
  revenues and expenses;

  •
  progress in developing our projects and the timing of that progress;

  •
  future values of our projects or other interests, operations or rights; and

  •
  government regulations, including our ability to obtain, and the timing of, necessary governmental permits and approvals.

        Our forward-looking statements are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions, expected future developments, and other factors that we believe are appropriate under the circumstances. These statements are subject to a number of known and unknown risks and uncertainties, which may cause our actual results and performance to be materially different from any future results or performance expressed or implied by the forward-looking statements. These risks and uncertainties are described in the "Risk Factors" section and elsewhere in reports we file with the SEC incorporated by reference in this prospectus, and additional risk factors that may be set forth in any applicable prospectus supplement, and include such factors as:

  •
  the uncertain nature of demand for and price of natural gas and LNG;

  •
  risks related to shortages of LNG vessels worldwide;

  •
  technological innovation which may render our anticipated competitive advantage obsolete;

  •
  risks related to a terrorist or military incident involving an LNG carrier;

  •
  changes in legislation and regulations relating to the LNG industry, including environmental laws and regulations that impose significant compliance costs and liabilities;

  •
  governmental interventions in the LNG industry, including increases in barriers to international trade;

  •
  uncertainties regarding our ability to maintain sufficient liquidity and attract sufficient capital resources to implement our projects;

  •
  our limited operating history;

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  our ability to attract and retain key personnel;

  •
  risks related to doing business in, and having counterparties in, foreign countries;

  •
  our reliance on the skill and expertise of third-party service providers;

  •
  the ability of our vendors to meet their contractual obligations;

  •
  risks and uncertainties inherent in management estimates of future operating results and cash flows;

  •
  our ability to maintain compliance with our debt arrangements and other agreements;

  •
  the potential discontinuation of the London Inter-Bank Offered Rate (LIBOR);

  •
  changes in competitive factors, including the development or expansion of LNG, pipeline and other projects that are competitive with ours;

  •
  development risks, operational hazards and regulatory approvals;

  •
  our ability to enter into and consummate planned financing and other transactions;

  •
  risks related to pandemics or disease outbreaks; and

  •
  risks and uncertainties associated with litigation matters.

        The forward-looking statements in this prospectus, or in any prospectus supplement, speak as of the date hereof, or thereof, as applicable. Although we may from time to time voluntarily update our prior forward-looking statements, we disclaim any commitment to do so except as required by securities laws.

USE OF PROCEEDS

        Unless a prospectus supplement indicates otherwise, the net proceeds we receive from the sale of the securities offered by this prospectus will be used for general corporate purposes. Pending the application of the net proceeds from any particular offering, we intend to invest such proceeds in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

        Each time we issue securities, we will provide a prospectus supplement that will contain information about how we intend to use the proceeds from each such offering. We will bear all of the expenses of the offering of the securities, and such expenses will be paid out of our general funds, unless otherwise stated in the applicable prospectus supplement.

        We cannot guarantee that we will receive any proceeds in connection with any offering hereunder because we may choose not to issue any of the securities covered by this prospectus.

PLAN OF DISTRIBUTION

        We may sell securities under this prospectus and any relevant prospectus supplement to or through underwriters or dealers, directly to other purchasers or through agents. In addition, we may from time to time sell securities through a bidding or auction process, block trades, ordinary brokerage transactions or transactions in which a broker solicits purchasers. We may also use a combination of any of the foregoing methods of sale. We may distribute the securities from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the times of sale, at prices related to these prevailing market prices or at negotiated prices. We may offer securities in the same offering or in separate offerings. From time to time, we may exchange securities for indebtedness or other securities that we may have outstanding. In some cases, dealers acting for us may also purchase securities and re-offer them to the public by one or more of the methods described above.

        Any person participating in the distribution of common stock registered under the Registration Statement that includes this prospectus will be subject to applicable provisions of the Exchange Act and applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

        Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities may occur, they will be described in the applicable prospectus supplement or a document incorporated by reference to the extent required.

Offering

        We will provide required disclosure concerning the terms of the offering of the securities in a prospectus supplement or information incorporated by reference, including, to the extent applicable:

  •
  the name or names of underwriters, dealers or agents;

  •
  the purchase price of the securities and the proceeds we will receive from the sale;

  •
  any underwriting discounts, commissions, and other items constituting underwriters' compensation;

  •
  any over-allotment options under which underwriters may purchase additional securities from us;

  •
  any commissions paid to agents;

  •
  any discounts or concessions allowed or reallowed or paid to dealers; and

  •
  any securities exchange or market on which the securities may be listed.

        The distribution of securities may be effected, from time to time, in one or more transactions, including:

  •
  underwritten offerings;

  •
  block transactions (which may involve crosses) and transactions on the Nasdaq Capital Market or any other organized market where the securities may be traded;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;

  •
  ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

  •
  sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise;

  •
  sales in other ways not involving market makers or established trading markets, including direct sales to purchasers through registered direct offerings or otherwise; and

  •
  any other method permitted pursuant to applicable law.

        Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act. Unless otherwise indicated, any agent will be acting on a best efforts basis for the period of its appointment.

        If underwriters are used in an offering, securities will be acquired by the underwriters for their own account and may be resold, from time to time, in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth the managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable.

        If a dealer is used in the sale of the securities, we or an underwriter will sell the securities to the dealer as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

        We may directly solicit offers to purchase the securities and may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement or document incorporated by reference, as applicable, will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

        Underwriters, dealers and agents may be entitled under agreements that may be entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement or document incorporated by reference, as applicable, will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, our subsidiaries or affiliates in the ordinary course of business.

        In addition, we may enter into derivative transactions with third parties, in which case the third parties may sell securities covered by this prospectus and the applicable prospectus supplement or incorporated document and received by those parties in settlement of a derivative position.

        To the extent required, this prospectus will be amended or supplemented from time to time to describe a specific plan of distribution.

        Other than common stock, all securities sold under this prospectus will be new issues of securities with no established trading market. Any underwriters may make a market in these securities but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

DESCRIPTION OF OUR CAPITAL STOCK

        Our amended and restated certificate of incorporation authorizes us to issue 400,000,000 shares of common stock, $0.01 par value per share, and 100,000,000 shares of preferred stock, $0.01 per share. As of December 27, 2019, 242,207,522 shares of our common stock were issued and outstanding and 6,123,782 shares of Tellurian Series C convertible preferred stock (the "Series C Preferred Shares") were issued and outstanding.

        The rights of the holders of our common stock and Series C Preferred Shares are governed by the Delaware General Corporation Law (the "DGCL"), our amended and restated certificate of incorporation, our amended and restated by-laws and the certificate of designations governing the Series C Preferred Shares.

        The following is a summary of the material terms of our capital stock, and is qualified in its entirety by reference to the complete text of our amended and restated certificate of incorporation, our amended and restated by-laws and the certificate of designations governing the Series C Preferred Shares, each of which is incorporated by reference in this prospectus. See "Where You Can Find More Information."

Common Stock

Voting Rights

        Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Cumulative voting in the election of directors is not permitted. Under our amended and restated by-laws, unless otherwise provided in our amended and restated certificate of incorporation or the DGCL with respect to a specified action, matters to be voted on by stockholders are generally decided by a majority of the votes cast, except that contested elections of directors will be decided by a plurality vote. Our amended and restated by-laws provide that the presence at a stockholders' meeting of one-third of the voting power of our outstanding stock entitled to vote at the meeting will constitute a quorum.

Dividend and Distribution Rights

        Holders of outstanding shares of our common stock are entitled to dividends when, as, and if declared by our board of directors out of funds legally available for the payment of dividends (subject to the restrictions on dividends set forth in the certificate of designations governing the Series C Preferred Shares). As a Delaware corporation, we may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which a dividend is declared and/or the preceding fiscal year. In the event of our liquidation, dissolution, or winding up of our affairs, holders of our common stock will be entitled to receive ratably our net assets available to the stockholders.

Preemptive, Conversion and Redemption Rights

        Holders of our outstanding common stock have no conversion or redemption rights. In addition, holders of our common stock have no preemptive rights under the DGCL. However, Total Delaware, Inc. ("Total") has a contractual right to purchase its pro rata portion of any new equity securities that Tellurian may issue to a third party on the same terms and conditions as such equity securities are offered and sold to such party, subject to certain exceptions. Total also has certain anti-dilution rights that will entitle it to purchase additional shares of our common stock under certain circumstances if all or a portion of our acquisition of an interest in Driftwood Holdings LP is financed with securities convertible into our common stock. To the extent that additional shares of our common stock may be issued in the future, the relative interests of the then-existing stockholders may be diluted.

Trading Market

        Our common stock is listed for trading on the Nasdaq Capital Market under the ticker symbol "TELL." On April 27, 2020, the closing price of our common stock as reported on the Nasdaq Capital Market was $1.57 per share.

Registrar and Transfer Agent

        Our registrar and transfer agent for all shares of common stock is Broadridge Corporate Issuer Solutions, Inc.

Preferred Stock Generally

        Our amended and restated certificate of incorporation authorizes our board of directors, subject to any limitations prescribed by law, without further stockholder approval, to establish and to issue from time to time one or more classes or series of preferred stock, covering up to an aggregate of 100,000,000 shares of preferred stock. Each class or series of preferred stock will cover the number of shares and will have the powers, preferences, rights, qualifications, limitations and restrictions determined by our board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights and redemption rights.

Series C Convertible Preferred Stock

Voting Rights

        Holders of the Series C Preferred Shares are entitled to one vote for each Series C Preferred Share held on matters submitted to a vote of common stockholders.

Conversion

        Holders of the Series C Preferred Shares may convert all or any portion of such shares for shares of Tellurian common stock on a one-for-one basis. At any time after "Substantial Completion" of "Project 1," each as defined in and pursuant to the Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Driftwood LNG Phase 1 Liquefaction Facility, dated as of November 10, 2017, by and between Driftwood LNG LLC, a Delaware limited liability company and a subsidiary of Tellurian, and Bechtel, or at any time after March 21, 2028, Tellurian has the right, at its option, to cause not less than all of the Series C Preferred Shares to be converted into shares of Tellurian common stock on a one-for-one basis. The conversion ratio will be subject to customary anti-dilution adjustments.

Dividends

        The Series C Preferred Shares do not have dividend rights. Tellurian will be prohibited from paying dividends on its common stock so long as the Series C Preferred Shares remain outstanding.

Liquidation

        In the event of any liquidation, dissolution or winding up of the affairs of Tellurian (a "Liquidation Event"), after payment or provision for payment of the debts and other liabilities of Tellurian, holders of the Series C Preferred Shares will be entitled to receive the greater of (i) an amount in cash equal to $8.16489 per share and (ii) the amount that would be received by the holders of the Series C Preferred Shares had such holders converted those shares into Tellurian common stock immediately prior to the Liquidation Event.

Priority

        So long as any Series C Preferred Shares remain outstanding, Tellurian may not, without the consent of the holders of at least a majority of the Series C Preferred Shares, authorize the issuance of any class of shares that is pari passu with or senior to the Series C Preferred Shares in the payment of dividends or the distribution of assets following a Liquidation Event, except in limited circumstances.

Anti-Takeover Provisions in our Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws

        Our amended and restated certificate of incorporation and amended and restated by-laws also contain provisions that we describe in the following paragraphs, which may delay, defer, discourage, or prevent a change in control of us, the removal of our existing management or directors, or an offer by a potential acquirer to our stockholders, including an offer by a potential acquirer at a price higher than the market price for the stockholders' shares.

        Among other things, our amended and restated certificate of incorporation and amended and restated by-laws:

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  divide our board of directors into three classes serving staggered three-year terms, which could have the effect of increasing the length of time necessary to change the composition of a majority of the board of directors;

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  provide that all vacancies on the board of directors, including newly created directorships, will, except as otherwise required by law, be filled by the vote of a majority of directors then in office;

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  provide our board of directors with the ability to authorize currently undesignated preferred stock. This ability makes it possible for our board of directors to issue, without stockholder approval, preferred stock with voting or other rights or preferences designated by the board that could have the effect of impeding the success of any attempt to change control of us;

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  establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days, and not more than 120 days, prior to the first anniversary of the prior year's annual meeting (or, in the case of a special meeting, not less than 90 days or more than 120 days prior to the date of the meeting). Our amended and restated by-laws specify the information that must be included in a stockholder's notice. These requirements may prevent stockholders from bringing matters before the stockholders at an annual or special meeting;

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  provide that stockholders may not act by written consent in lieu of a meeting unless the action, and the taking of such action by written consent, has been approved in advance by the board of directors;

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  provide that stockholders are not permitted to call special meetings of stockholders. Only our chairman of the board, president, and the board of directors are permitted to call a special meeting of stockholders; and

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  provide that our board of directors may alter, amend, or repeal our by-laws or approve new by-laws without further stockholder approval, and provide that a stockholder amendment to the by-laws requires a favorable vote of two-thirds of the voting power of all outstanding voting stock.

Anti-Takeover Provisions of Delaware Law

        We are subject to the anti-takeover provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

        Section 203 defines a "business combination" as a merger, asset sale, or other transaction resulting in a financial benefit to the interested stockholder. Section 203 defines an "interested stockholder" as a person who, together with affiliates and associates, owns, or, in some cases, within the three prior years did own, 15% or more of the corporation's voting stock. Under Section 203, a business combination between us and an interested stockholder is subject to the three-year moratorium unless:

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  our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder prior to the date the person attained that status;

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  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by persons who are directors and also officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or

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  the business combination is approved by our board of directors on or subsequent to the date the person became an interested stockholder and authorized at an annual or special meeting of the stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

        These provisions may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including by discouraging takeover attempts that might result in a premium over the market price for the shares of our stock and that are favored by the holders of a majority of our then-outstanding stock.

DESCRIPTION OF OUR WARRANTS

        The following is a summary of the general terms of any warrants that we may offer under this prospectus and related warrant agreements and certificates. You should refer to the warrant agreement, including the form of warrant certificate representing the warrants, relating to the specific warrants being offered for complete terms, which will be described in an accompanying prospectus supplement. Such warrant agreement, together with the warrant certificate, will be filed with the SEC in connection with the offering of the specific warrants.

        We may issue warrants for the purchase of common stock, preferred stock or any combination thereof. Warrants may be issued independently or together with any other offered securities, and may be attached to or separate from any offered securities.

        We will evidence each series of warrants by warrant certificates that we will issue under a separate warrant agreement. We may enter into an agreement with a warrant agent and, if so, we will indicate the name and address of the warrant agent in the applicable prospectus supplement relating to the particular series of warrants.

        The particular terms of any issue of warrants will be described in the prospectus supplement relating to the series. Those terms may include:

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  the title of such warrants;

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  the aggregate number of such warrants;

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  the price or prices at which such warrants will be issued;

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  the currency or currencies (including composite currencies) in which the price of such warrants may be payable;

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  the terms of the securities issuable upon exercise of such warrants and the procedures and conditions relating to the exercise of such warrants;

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  the price at which the securities issuable upon exercise of such warrants may be acquired;

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  the dates on which the right to exercise such warrants will commence and expire;

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  any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

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  if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

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  if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security or principal amount of such security;

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  if applicable, the date on and after which such warrants and the related securities will be separately transferable;

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  information with respect to book-entry procedures, if any; and

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  any other terms of such warrants, including terms, procedures, and limitations relating to the exchange or exercise of such warrants.

Exercise of Warrants

        Each warrant will entitle its holder to purchase the number of shares of common stock, preferred stock or combination thereof at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement. Unless we otherwise describe in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. We will describe in the applicable prospectus supplement the place or places where, and the manner in which, warrants may be exercised. We will set forth on the reverse side of the applicable warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver upon exercise.

        Upon receipt of payment and the warrant certificate properly completed and duly executed, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining unexercised warrants.

Enforceability of Rights by Holders of Warrants

        Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, such holder's warrants.

        Prior to the exercise of any warrants to purchase the purchased securities, holders of the warrants will not have any of the rights of holders of the common stock or the preferred stock, as applicable, purchasable upon exercise, including the right to vote or to receive any payments of dividends, as applicable.

DESCRIPTION OF OUR UNITS

        We may issue units comprised of one or more securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The units may be issued under unit agreements to be entered into between us and a bank or trust company, as unit agent, as described in the prospectus supplement relating to units being offered. The prospectus supplement will describe:

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  the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;

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  a description of the terms of any unit agreement governing the units;

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  a description of the provisions for the payment, settlement, transfer, or exchange of the units;

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  a discussion of material federal income tax considerations, if applicable; and

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  whether the units will be issued in fully registered or global form.

        The descriptions of the units in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable unit agreements. These descriptions do not contain all of the provisions of those unit agreements in their entirety and may not contain all the information that you may find useful. We urge you to read the applicable unit agreements because they, and not the summaries, define your rights as holders of the units. For more information, please review the form of the relevant unit agreements, which will be filed with the SEC in connection with the offering of units and will be available as described under the heading "Where You Can Find More Information."

        The applicable provisions described in this section, as well as those described under "Description of Our Capital Stock" and "Description of Our Warrants" above and "Description of Our Debt Securities" below, will apply to each unit and to each security included in each unit, respectively.

DESCRIPTION OF OUR DEBT SECURITIES

        We may issue debt securities together with other securities or separately, as described in the applicable prospectus supplement, under an indenture to be entered into between the Company and the trustee identified in the applicable prospectus supplement. The terms of the debt securities will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as in effect on the date of the indenture. The indenture will be subject to and governed by the terms of the Trust Indenture Act of 1939.

        We may issue the debt securities in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will describe the particular terms of each series of debt securities in a prospectus supplement relating to that series, which we will file with the SEC.

        The prospectus supplement will set forth, to the extent required, the following terms of the debt securities in respect of which the prospectus supplement is delivered:

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  the title of the series;

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  the aggregate principal amount;

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  the issue price or prices, expressed as a percentage of the aggregate principal amount of the debt securities;

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  any limit on the aggregate principal amount;

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  the date or dates on which principal is payable;

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  the interest rate or rates (which may be fixed or variable) or, if applicable, the method used to determine such rate or rates;

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  the date or dates from and on which interest, if any, will be payable and any regular record date for the interest payable;

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  the terms and conditions upon which we may, or the holders may require us to, redeem or repurchase the debt securities;

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  the denominations in which such debt securities may be issuable, if $1,000 or other than a denomination of $1,000, or any integral multiple of that number;

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  whether the debt securities are to be issuable in the form of certificated debt securities or global debt securities;

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  the portion of principal amount that will be payable upon declaration of acceleration of the maturity date if other than the principal amount of the debt securities;

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  the currency of denomination;

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  the designation of the currency, currencies or currency units in which payment of principal and, if applicable, premium and interest, will be made;

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  if payments of principal and, if applicable, premium or interest, on the debt securities are to be made in one or more currencies or currency units other than the currency of denominations, the manner in which exchange rate with respect to such payments will be determined;

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  if amounts of principal and, if applicable, premium and interest may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index, or financial index, then the manner in which such amounts will be determined;

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  any covenants applicable to such debt securities;

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  the provisions, if any, relating to any collateral provided for such debt securities;

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  any events of default;

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  the terms and conditions, if any, for conversion into or exchange for shares of common stock;

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  any depositaries, interest rate calculation agents, exchange rate calculation agents, or other agents;

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  the terms and conditions, if any, upon which the debt securities shall be subordinated in right of payment to other indebtedness of the Company; and

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  any other material terms of such debt securities.

        One or more debt securities may be sold at a substantial discount below their stated principal amount. We may also issue debt securities in bearer form, with or without coupons. If we issue discount debt securities or debt securities in bearer form, we will describe material U.S. federal income tax considerations and other material special considerations which apply to these debt securities in the applicable prospectus supplement.

        We may issue debt securities denominated in or payable in a foreign currency or currencies or a foreign currency unit or units. If we do, we will describe the restrictions, elections, and general tax considerations relating to the debt securities and the foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

        The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

 LEGAL MATTERS

        Davis Graham & Stubbs LLP of Denver, Colorado, has provided its opinion on the validity of the securities offered by this prospectus. If legal matters in connection with offerings made under this prospectus are acted on by counsel for the underwriters, dealers or agents, if any, that counsel will be named in the applicable prospectus supplement to the extent required.

EXPERTS

        The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2019, and the effectiveness of Tellurian's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and the related financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        Certain information contained in the documents we include herein and incorporate by reference into this prospectus with respect to the Company's oil and gas reserves is derived from the reports of Netherland, Sewell & Associates, Inc., an independent petroleum engineering firm, and has been included and incorporated by reference into this prospectus upon the authority of said firm as experts with respect to the matters covered by such reports and in giving such reports.

Tellurian Inc.

$56,000,000 Face Amount Senior Unsecured Notes Due 2021 and Shares
of Common Stock Issuable upon Conversion of the Notes
Warrants to Purchase up to 20,000,000 Shares of Common Stock and
Shares of Common Stock Issuable upon Exercise of the Warrants

PROSPECTUS SUPPLEMENT

April 28, 2020

Roth Capital Partners